UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
Pliant Therapeutics, Inc.
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PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION

PLIANT THERAPEUTICS, INC.
331 Oyster Point Boulevard
South San Francisco, CA 94080
NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS
To be held June 5, 2025
Notice is hereby given that the 2025 Annual Meeting of Stockholders, (the “Annual Meeting”), of Pliant Therapeutics, Inc. will be held on Thursday, June 5, 2025 at 8:30 a.m. Pacific Time. The meeting will be held in a virtual format. Stockholders may attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/PLRX2025. To join the Annual Meeting, you will need to have your 16-digit control number, which is included on your proxy materials. The purpose of the Annual Meeting is the following:

1	To elect three class II directors named in this proxy statement to our board of directors;
2	To approve, by non-binding advisory vote, the resolution approving Named Executive Officer compensation;
3	To approve an amendment to our Amended and Restated Certificate of Incorporation (“certificate of incorporation”) to limit the liability of certain officers of Pliant Therapeutics, Inc. as permitted by Delaware law;
4	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
5	To transact any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Only Pliant Therapeutics, Inc. stockholders of record at the close of business on April 9, 2025 will be entitled to vote during the Annual Meeting and any adjournment or postponement thereof.
We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials and our 2024 Annual Report to Stockholders (the “2024 Annual Report”). The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2024 Annual Report. This process allows us to provide our stockholders with necessary information on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.
Your vote is important. Whether or not you are able to attend the virtual Annual Meeting, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the virtual Annual Meeting. You may vote by submitting your proxy via the Internet, by telephone, or by mail (if you received paper copies of the proxy materials) by following the instructions on the proxy card or voting instruction card. Voting over the Internet or by telephone, written proxy or voting instruction card will ensure your representation at the virtual Annual Meeting regardless of whether you attend.
On behalf of the board of directors, thank you for your participation in this important annual process.

By order of the board of directors,

Mike Ouimette
Chief Legal and Compliance Officer and Secretary
South San Francisco, CA
April [ ], 2025

Page
General Information	1
Proposal No.1– Election of Class II Directors	4
Corporate Governance	11
Director Compensation	19
Proposal No. 2 – To approve, by Non-Binding Advisory Vote, the Resolution Approving Named Executive Officer Compensation	21
Executive Compensation	22
CEO Pay Ratio	38
Pay Versus Performance	39
Certain Relationships and Related Party Transactions	42
Principal Stockholders	43
Proposal No. 3 - Approval of an Amendment to our Amended and Restated Certificate of Incorporation to Allow for Exculpation of Officers as Permitted by Delaware Law	46
Proposal No. 4 - Ratification of the Appointment Of Deloitte & Touche LLP as Pliant's Independent Registered Public Accounting Firm for the Year Ending December 31, 2025	47
Report of the Audit Committee	48
Stockholders Proposals	48
Other Matters	49
Appendix A	50

PLIANT THERAPEUTICS, INC.
331 Oyster Point Boulevard
South San Francisco, CA 94080
PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 5, 2025
This proxy statement contains information about the 2025 Annual Meeting of Stockholders, (the “Annual Meeting”) of Pliant Therapeutics, Inc., (the “Company”), which will be held on Thursday, June 5, 2025 at 8:30 a.m. Pacific Time. The 2025 Annual Meeting will be a virtual stockholders meeting held on the Internet at www.virtualshareholdermeeting.com/PLRX2025. The board of directors of the Company (the “Board”) is using this proxy statement to solicit proxies for use at the Annual Meeting. In this proxy statement, the terms “Pliant,” “Company,” “we,” “us,” and “our” refer to Pliant Therapeutics, Inc. The mailing address of our principal executive offices is 331 Oyster Point Boulevard, South San Francisco, CA 94080. Information made available on our website is not incorporated by reference into this proxy statement.
All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our Board with respect to each of the matters set forth in the accompanying Notice of Meeting. You may revoke your proxy at any time before it is exercised at the meeting by (1) following the instructions on the Notice and entering a new vote by mail that we receive before the start of the Annual Meeting or over the Internet by the cutoff time of 11:59 p.m. Eastern Time on June 4, 2025, (2) attending and voting at the virtual Annual Meeting (although attendance at the virtual Annual Meeting will not in and of itself revoke a proxy), or (3) by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with our Corporate Secretary. Any written notice of revocation or subsequent proxy card must be received by our proxy tabulator prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be delivered by mail to the Proxy Tabulator for Pliant Therapeutics, Inc. at Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
We made this proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2024 available to stockholders on or about April [ ], 2025.
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be Held on June 5, 2025:
This proxy statement and our 2024 Annual Report to Stockholders are available for viewing, printing, and downloading at www.proxyvote.com.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the Securities and Exchange Commission (the “SEC”), except for exhibits, will be furnished without charge to any stockholder upon written request to Pliant Therapeutics, Inc., 331 Oyster Point Boulevard, South San Francisco, CA 94080, Attention: Corporate Secretary. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are also available on the SEC’s website at www.sec.gov, or on the Investors & Media section of our website at https://ir.pliantrx.com.

PLIANT THERAPEUTICS, INC.
PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
When are this proxy statement and the accompanying materials scheduled to be sent to stockholders?
We have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, on or about April [ ], 2025, we are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”). Our proxy materials, including the Notice of 2025 Annual Meeting of Stockholders, this proxy statement, and the accompanying proxy card or, for shares held in street name (i.e., held for your account by a broker or other nominee), a voting instruction form, and the 2024 Annual Report to Stockholders (the “2024 Annual Report”), will be mailed or made available to stockholders on the Internet on or about the same date.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, for most stockholders, we are providing access to our proxy materials over the Internet rather than printing and mailing our proxy materials. We believe following this process will expedite the receipt of such materials and will help lower our costs and reduce the environmental impact of our annual meeting materials. Therefore, the Notice was mailed to holders of record and beneficial owners of our common stock starting on or about April [ ], 2025. The Notice provides instructions as to how stockholders may access and review our proxy materials, including the Notice of 2025 Annual Meeting of Stockholders, this proxy statement, the proxy card and our 2024 Annual Report, on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice also provides voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that, while our proxy materials are available at the website referenced in the Notice, and our Notice of 2025 Annual Meeting of Stockholders, this proxy statement and our 2024 Annual Report are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this proxy statement.
Who is soliciting my vote?
Our board of directors is soliciting your vote for the Annual Meeting.
When is the record date for the Annual Meeting?
The record date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on April 9, 2025.
How many votes can be cast by all stockholders?
There were 61,386,278 shares of our common stock, par value $0.0001 per share, outstanding on the record date, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder.
Where will the Annual Meeting be held this year?
The Annual Meeting will be held virtually. The virtual format will enable us to provide access to the Annual Meeting for our stockholders regardless of geographic location. We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. In order to attend the virtual Annual Meeting, vote your shares and ask questions, stockholders of record as of April 9, 2025 can access the meeting at www.virtualshareholdermeeting.com/PLRX2025.
To join the Annual Meeting, you will need to have your 16-digit control number, which is included on the Notice and your proxy card. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the meeting.
If you are logged in as a stockholder at the virtual Annual Meeting, you will have an opportunity to submit questions live via the Internet during a designated portion of the virtual Annual Meeting. Once you are logged in, type your question into the question box and click “submit.” Subject to time constraints, we intend to answer questions pertinent to the Company and meeting matters submitted by stockholders during the Annual Meeting that comply with our rules of conduct for the Annual Meeting, which will be posted on the meeting website during the meeting.
The meeting will begin promptly at 8:30 a.m. Pacific Time on Thursday, June 5, 2025. You may access the meeting platform beginning at 8:15 a.m. Pacific Time, and we encourage you to join in advance of the meeting start time to allow sufficient time to log in and confirm your connection and audio are working properly. On the meeting day, if you have trouble accessing the virtual meeting platform or encounter other technical difficulties with the platform before or during the meeting, please call the technical support number posted on the Annual Meeting login page.
Even if you plan to attend the Annual Meeting virtually, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.
What are the proposals to be voted on this year?
The purpose of the Annual Meeting is the following:

1	To elect three class II directors named in this proxy statement to our board of directors, to serve until the 2028 Annual Meeting of Stockholders and until their successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal;
2	To approve, by non-binding advisory vote, the resolution approving Named Executive Officer compensation (“say-on-pay”);
3	To approve an amendment to our Amended and Restated Certificate of Incorporation (“certificate of incorporation”) to limit the liability of certain officers of Pliant Therapeutics, Inc. as permitted by Delaware law;
4	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
5	To transact any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
How do I vote?
If you are a stockholder of record, there are several ways for you to vote your shares.

•Online during the Annual Meeting. You may vote during the virtual Annual Meeting by following the instructions available at www.virtualshareholdermeeting.com/PLRX2025. If you hold your shares through a bank or broker and wish to vote at the virtual Annual Meeting, you must obtain a valid proxy from the firm that holds your shares. To join the Annual Meeting, you will need to have your 16-digit control number, which is included on the Notice and your proxy card. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the meeting.

•By Internet or Telephone prior to the Annual Meeting. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice. In order to be counted, proxies submitted by Internet or by telephone must be received by the cutoff time of 11:59 p.m. Eastern Time on June 4, 2025.

•By Mail prior to the Annual Meeting. If you requested printed copies of the proxy materials by mail, you can vote by mailing your proxy as described in the proxy materials. Proxies submitted by mail must be received before the start of the Annual Meeting.

If you complete and submit your proxy before the Annual Meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions.
If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in your proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed proxy card or otherwise vote without marking specific voting selections, your shares will be voted as the board of directors recommends: “For” the election of three (3) class II directors (Proposal No. 1); “For” the approval, by non-binding advisory vote, of the resolution approving Named Executive Officer compensation (say-on-pay) (Proposal No. 2); “For” the approval of an amendment to our certificate of incorporation to limit liability of certain officers of the Company (Proposal No. 3); “For” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal No. 4); and in accordance with the best judgment of the proxy holders for other matters properly brought before the meeting, if any.
How do I revoke my proxy?
You may revoke your proxy by (1) following the instructions on the Notice and entering a new vote by mail that we receive before the start of the Annual Meeting or over the Internet by the cutoff time of 11:59 p.m. Eastern Time on June 4, 2025, (2) attending and voting at the virtual Annual Meeting (although attendance at the virtual Annual Meeting will not in and of itself revoke a proxy), or (3) by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with our Corporate Secretary. Any written notice of revocation or subsequent proxy card must be received by our proxy tabulator prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be delivered by mail to the Proxy Tabulator for Pliant Therapeutics, Inc. at Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee in order to find out how to change your vote.
How is a quorum reached?
Our Third Amended and Restated Bylaws (“bylaws”) provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.
Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes,” which are described more fully below, are counted as present for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.
How many votes are required to approve the proposals?
Under our bylaws, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger or different vote is required by law or by our certificate of incorporation or bylaws. Accordingly, this is the voting standard that will apply for Proposal Nos. 2, 3 and 4.
Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have an impact on such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting authority with respect to that item and has not received instructions from the beneficial owner.
To be elected, the directors nominated via Proposal No. 1 must receive a plurality of the votes properly cast, meaning that the director nominees receiving the most votes will be elected. Shares voting “withheld” have no effect on the election of directors.
What is a broker non-vote?
If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “discretionary” items but will not be allowed to vote your shares with respect to “non-discretionary” items. The election of directors and Proposal Nos. 2 and 3 are “non-discretionary” items. If you do not instruct your broker how to vote with respect to these proposals, your broker may not vote for such proposals, and a broker “non-vote” will occur. Proposal No. 4, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025, is considered to be a discretionary item, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you.
Who pays the cost for soliciting proxies?
We are making this solicitation and will pay the entire cost of preparing and distributing the Notice and our proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies.
How can I know the voting results?
We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL NO. 1 – ELECTION OF CLASS II DIRECTORS
Our Board currently consists of eleven members. In accordance with the terms of our certificate of incorporation and bylaws, our Board is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•the class I directors are Hoyoung Huh, M.D., Ph.D., Darren Cline, M.B.A., and David Pyott, M.A., M.B.A., with current terms expiring at the Annual Meeting of Stockholders to be held in 2027;
•the class II directors are John Curnutte, M.D., Ph.D., Katharine Knobil, M.D., Thomas McCourt, and Smital Shah, M.B.A., with current terms expiring at the Annual Meeting; and
•the class III directors are Bernard Coulie, M.D., Ph.D., M.B.A., Gayle Crowell, Suzanne Bruhn, Ph.D., and Steve Krognes, M.B.A., with current terms expiring at the Annual Meeting of Stockholders to be held in 2026.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.
Our Board has nominated each of John Curnutte, M.D., Ph.D., Katharine Knobil, M.D., and Thomas McCourt to stand for election as class II directors. Dr. Curnutte was previously elected by our stockholders. Dr. Knobil and Mr. McCourt joined our Board in 2022 and 2023, respectively, and each was appointed following a search process in which nominees were identified by existing members of our Board and a third party search firm engaged by our Nominating and Corporate Governance Committee. Ms. Shah, currently a class II director, is retiring from the Board immediately following the Annual Meeting and will not stand for reelection at the Annual Meeting. We thank Ms. Shah for her service and her many valuable contributions to the Board. The nominees are currently directors and have indicated a willingness to continue to serve as directors, if elected. If the nominees become unable or unwilling to serve, however, the proxies may be voted for a substitute nominee selected by our Board.
Nominees for Election as Class II Directors
The following table and narrative information identifies our nominees for class II directors, and sets forth their principal occupation and business experience during the last five years and their ages as of April [ ], 2025.

Name	Principal Occupation	Director Since	Age
John Curnutte, M.D., Ph.D.	Retired, previously Executive Vice President of Research and Development at Portola Pharmaceuticals, Inc.	2017	73
Katharine Knobil, M.D.	Previously Chief Medical Officer of Agilent Technologies Inc.	2022	61
Thomas McCourt	Chief Executive Officer of Ironwood Pharmaceuticals, Inc.	2023	67
John Curnutte, M.D., Ph.D., has served as a member of our board of directors since August 2017. From February 2011 through his retirement in May 2019, Dr. Curnutte served as Executive Vice President of Research and Development at Portola Pharmaceuticals, Inc., a biopharmaceutical company developing product candidates for thrombosis and other hematologic diseases. He remains a consultant to Portola/Alexion/AstraZeneca. Prior to that, Dr. Curnutte served as the Chief Executive Officer of 3-V Biosciences, Inc., a biotechnology company. Earlier in his career, he served as a President of Schering-Plough Biopharma (formerly DNAX Research Institute) and previously held several senior management positions at Genentech, Inc., a biotechnology company. Prior to Genentech, Dr. Curnutte was a tenured faculty member at The Scripps Research Institute, pursuing basic and clinical research in inflammation biochemistry and the molecular genetics of congenital immune deficiencies. He was an adjunct clinical professor of pediatrics at Stanford University School of Medicine and a member of the medical staff from 1993 to 2013. From May 2015 to June 2016, Dr. Curnutte served as a member of the board of directors of Diadexus, Inc., a cardiovascular diagnostics company, and from August 2019 to January 2024, he served as a member of the board of directors of Orchard Therapeutics, a company focused on hematopoietic stem cell gene therapy, until its acquisition by Kyowa Kirin. Dr. Curnutte holds an A.B. in Biochemistry and Molecular Biology from Harvard University and an M.D. and a Ph.D. in Biological Chemistry from Harvard Medical School. We believe Dr. Curnutte is qualified to serve on our board of directors based on his extensive experience in the biopharmaceutical industry, including his operational experience in drug discovery and development.
Katharine Knobil, M.D., has served as a member of our board of directors since September 2022. From April 2021 to January 2024, Dr. Knobil served as Chief Medical Officer of Agilent Technologies Inc., a laboratory products and software company. She previously served as Chief Medical Officer and Head of Research & Development at Kaleido Biosciences, Inc., a clinical-stage healthcare company targeting the microbiome to treat disease and improve health, from December 2018 to January 2021. Dr. Knobil spent more than 20 years in roles of increasing responsibility at GlaxoSmithKline plc (GSK), a pharmaceutical company, most recently serving as the corporate Chief Medical Officer from December 2017 to December 2018, overseeing medical affairs, health outcomes, global clinical safety and medical governance across the pharmaceutical, vaccines, and consumer businesses. Previously she was Chief Medical Officer for Pharmaceuticals at GSK from November 2015 to December 2017, and prior to that was Senior Vice President, Value Evidence and Outcomes. Dr. Knobil first joined GSK in 1997 as a research physician in respiratory clinical development, and subsequently held a number of roles, including leading the European respiratory clinical team, and building the late-stage clinical development for all therapeutic areas in China. Dr. Knobil was named one of 2018’s Fiercest Women in Life Sciences by FiercePharma. She has served on the board of directors of the National Health Council and has been active with the National Academies of Sciences, Engineering, and Medicine, and the Patient Centered Outcomes Research Institute. She currently serves on the board of directors of Marker Therapeutics, Inc. since December 2021, Nimbus Therapeutic, LLC since March 2024, Korro Bio, Inc. since August 2024, and Infinant Health, Inc. since March 2025. She was previously on the board of directors of Arena Pharmaceuticals, Inc. from June 2020 to March 2022. Dr. Knobil received her B.A. from Cornell University, her M.D. from University of Texas Southwestern Medical School, and completed a Fellowship in Pulmonary and Critical Care Medicine at the Johns Hopkins Medical School. We believe Dr. Knobil is qualified to serve on our board of directors due to her extensive experience in drug development in the life sciences industry and her leadership experience as a life sciences executive and board member.
Thomas McCourt has served on our Board since March 2023. Mr. McCourt currently serves as Chief Executive Officer and member of the board of directors of Ironwood Pharmaceuticals, Inc., a biopharmaceutical company focused on gastrointestinal therapies, where he has served since June 2021. Mr. McCourt had previously served as President and Interim Chief Executive Officer of Ironwood from March 2021 to June 2021 and as President from April 2019 to June 2021. Prior to April 2019, Mr. McCourt served as Ironwood’s Senior Vice President of marketing and sales and Chief Commercial Officer since joining Ironwood in 2009. Prior to joining Ironwood, Mr. McCourt led the U.S. brand team for denosumab at Amgen Inc. from 2008 to 2009. Prior to that, Mr. McCourt was with Novartis AG from 2001 to 2008, where he held a number of senior commercial roles, including Vice President of strategic marketing and operations. Mr. McCourt was also part of the founding team at Astra-Merck Inc., leading the development of the medical affairs and science liaison group and then serving as brand manager. Mr. McCourt serves on the board of trustees for the American Society of Gastrointestinal Endoscopy. Mr. McCourt previously served on the board of directors of Acceleron Pharma Inc. prior to its acquisition by Merck in November 2021. Mr. McCourt received a B.S. in Pharmacy from the University of Wisconsin. We believe Mr. McCourt is qualified to serve on our board of directors due to his extensive biopharmaceutical commercial and leadership experience.
The proxies will be voted in favor of the above nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as our directors if elected. However, if the nominees are unable to serve or for good cause will not serve as a director, the proxies will be voted for the election of such substitute nominee as our board of directors may designate.
The board of directors recommends voting “FOR” the election of John Curnutte, M.D., Ph.D., Katharine Knobil, M.D., and Thomas McCourt as the class II directors, to serve for a three-year term ending at the Annual Meeting of Stockholders to be held in 2028.

Directors Continuing in Office
The following table and narrative information identifies our directors continuing in office, and sets forth their principal occupation and business experience during the last five years and their ages as of April [ ], 2025.

Name	Principal Occupation	Director Since	Class and Year in Which Term Will Expire	Age
Hoyoung Huh, M.D., Ph.D.	Retired, previously Managing Director of Konus Advisory Group, Inc.	2017	Class I—2027	55
Darren Cline, M.B.A.	Previously President and Chief Executive Officer of Epygenix Therapeutics, Inc.	2023	Class I—2027	60
David Pyott, M.A., M.B.A.	Previously Chief Executive Officer of Allergan, Inc.	2021	Class I—2027	71
Bernard Coulie, M.D., Ph.D., M.B.A.	President, Chief Executive Officer of the Company	2016	Class III—2026	59
Gayle Crowell	Previously Chief Executive Officer of Rightpoint Software	2019	Class III—2026	74
Suzanne Bruhn, Ph.D.	Chief Executive Officer of the Charcot-Marie-Tooth Association	2016	Class III—2026	61
Steve Krognes, M.B.A.	Retired, previously Chief Financial Officer of Denali Therapeutics Inc.	2024	Class III—2026	56
Class I Directors (Terms Expire at 2027 Annual Meeting of Stockholders)
Hoyoung Huh, M.D., Ph.D., has served as Lead Director of our board of directors since December 2017. He is the founder of Peak Bio Inc. (f/k/a pH Pharma) where he has held positions of Chief Executive Officer and Board Chairman since founding pH Pharma in 2015. He served as a member of the board of directors until its merger in November 2024 with Akari Therapeutics, Plc where he now serves as Chairman of the board of directors. Dr. Huh is also the founder of Healthcare & Humanity Foundation. Dr. Huh was a Managing Director of Konus Advisory Group, Inc. from January 2012 to September 2014. Prior to founding Konus Advisory Group, Inc., Dr. Huh was Chief Executive Officer and Chairman of the board of directors of BiPar Sciences, Inc. from February 2008 until December 2010. In addition, Dr. Huh has been involved in the formation, management and board positions of multiple biotechnology and innovation-based companies. He previously served as the Chairman of the board of directors of Geron Corporation from September 2011 to December 2018, and CytomX Therapeutics, Inc. from February 2012 to December 2018, a member of the board of directors of Rezolute, Inc. (f/k/a AntriaBio, Inc.) from 2013 to January 2019, the Chairman of the board of directors of Epizyme, Inc. from October 2009 to February 2012, and as a member of the board of directors of Facet Biotech Corporation, Nektar Therapeutics, Inc., Addex Therapeutics Ltd. and EOS, S.p.A (Milano, Italy). Earlier in his career, Dr. Huh was a partner at McKinsey & Company. He holds A.B. in Biochemistry from Dartmouth College, an M.D. from Cornell University Medical College and a Ph.D. in Cell Biology and Genetics from Cornell University Sloan Kettering Institute. We believe Dr. Huh is qualified to serve on our board of directors based on his significant leadership experience in and familiarity with the biopharmaceutical industry.
Darren Cline, M.B.A., has served as a member of our board of directors since March 2023. He most recently was President and Chief Executive Officer of Epygenix Therapeutics, Inc., a biopharmaceutical company, where he has served from March 2022 to March 2023. Prior to this, he served as the U.S. Chief Commercial Officer and member of the executive committee for Greenwich Bioscience, the U.S. subsidiary of GW Pharmaceuticals, a British pharmaceutics company, from April 2019 through December 2021. Between October 2010 and March 2019, Mr. Cline served as Executive Vice President, Commercial at Seattle Genetics, Inc., a biotechnology company, where he oversaw all marketing, sales, and managed markets. Prior to Seattle Genetics, between October 2006 and October 2009, Mr. Cline was at Alexion Pharmaceuticals, where he was part of the commercial leadership team. In addition to Pliant, Mr. Cline also serves on the board of Pyxis Oncology, Inc. and Impel Pharmaceuticals Inc. Mr. Cline received his undergraduate degree from San Diego State University and his M.B.A. from Pepperdine University. We believe Mr. Cline is qualified to serve on our board of directors due to his extensive biopharmaceutical commercial and leadership experience.
David Pyott, M.A., M.B.A., has served as a member of our board of directors since January 2021. He most recently served as Chairperson and Chief Executive Officer of Allergan, Inc., a pharmaceutical company that is now part of AbbVie Inc., from 1998 to 2015. Prior to Allergan, he held the role of Head of the Novartis Nutrition Division and served as a member of the Executive Committee of Switzerland-based Novartis AG. He currently serves as a member of the board of directors of Alnylam Pharmaceuticals and BioMarin Pharmaceutical, and was a member of the Supervisory Board of Royal Philips in the Netherlands, a public diversified health technology company, from 2015 to 2025. He serves as chairperson of the Governing Board of the London Business School, a Trustee of the California Institute of Technology and Vice President of the Ophthalmology Foundation. He holds a Diploma in International and European Law from the Europa Institute at the University of Amsterdam, an Honorary Degree in Medicine and a

Master of Arts degree from the University of Edinburgh, and a Master of Business Administration degree from the London Business School. We believe Mr. Pyott is qualified to serve on our board of directors due to his extensive experience in the life sciences industry.
Class III Directors (Terms Expire at 2026 Annual Meeting of Stockholders)
Bernard Coulie, M.D., Ph.D., M.B.A., has served as our Chief Executive Officer and as a director since February 2016. Prior to joining Pliant, Dr. Coulie cofounded ActoGeniX N.V., a biopharmaceutical company, and held roles of increasing responsibility there, including as Vice President R&D, Chief Medical Officer, and Chief Executive Officer, from September 2006 until February 2015, when it was acquired by Intrexon Corporation. Prior to cofounding ActoGeniX, Dr. Coulie held various positions with increasing responsibilities in drug discovery and clinical development at Johnson & Johnson Pharmaceutical Research and Development Europe. Dr. Coulie previously served as a director of ActoGeniX from April 2010 until February 2015, Biogazelle N.V. from July 2015 until November 2018, Myoscience from June 2016 until March 2019. He also previously served as a director and Chairman of Calypso Biotech BV from February 2019 to January 2024 and director and Chairman of SQZ Biotechnologies, a publicly traded cell therapy biotechnology company from July 2021 to March 2024. Dr. Coulie is currently serving as a director and Chairman of Dualyx NV and is a member of the board of directors of Septerna, Inc. a publicly traded biotechnology company. He also serves as a director at the Charcot-Marie-Tooth Association, a patient advocacy organization dedicated to the development of new drugs to treat Charcot-Marie-Tooth disease. Dr. Coulie holds an M.D. and Ph.D. from the University of Leuven, Belgium and an M.B.A. from the Vlerick Management School, Leuven, Belgium. We believe that Dr. Coulie is qualified to serve on our board of directors based on our review of his experience and expertise in operations management and executive leadership at various biopharmaceutical companies.
Gayle Crowell has served as a member of our board of directors since December 2019. Ms. Crowell serves as a member of the board of directors of Envestnet, Inc., a role she has held since March 2016. Prior to that she served as lead independent director of Yodlee, Inc. from March 2014 to November 2015 and as a member of the Yodlee, Inc. board of directors from July 2002 until November 2015, when Yodlee, Inc. was acquired by Envestnet. Ms. Crowell also has served on the board of directors of Hercules Technology Growth Capital since February 4, 2019. Ms. Crowell served as an operational business consultant for Warburg Pincus LLC, a private equity firm, from June 2001 to January 2019. Ms. Crowell served as the Chief Executive Officer of RightPoint Software from 1998 to 2000 when it was acquired by E.piphany, Inc., a developer of customer relationship management software. From January 2000 to June 2001, Ms. Crowell served as President and board member of E.piphany, which was acquired by SSA Global Technologies, Inc. in September 2005. In addition, Ms. Crowell also currently serves on the board of directors of Fexa, a facilities management software platform provider, as Lead Director since August 2023; Instinct Science, a cloud-based record management system for veterinary offices and hospitals, where Ms. Crowell serves as Executive Chair, since April 2022; and Centerbase, a management software solution company, where Ms. Crowell serves as Executive Chair, since October 2022. Ms. Crowell previously served as a director of Dude Solutions from March 2014 to June 2019 and a director of MecuryGate International from August 2014 to August 2018. Ms. Crowell has extensive director experience as a public and private board member, having served as a chairperson, lead director or independent director for over twenty-five public and private corporations driving value creation at the highest level for customers, employees and shareholders alike. Ms. Crowell received an undergraduate degree in education from the University of Nevada at Reno. We believe Ms. Crowell is qualified to serve on our board of directors based on her extensive leadership experience as a board member and senior executive of other private and public companies.
Suzanne Bruhn, Ph.D., has served as a member of our board of directors since July 2016. Dr. Bruhn currently serves as Chief Executive Officer of the Charcot-Marie-Tooth Association (CMTA), a patient advocacy organization dedicated to the development of new drugs to treat CMT, a rare progressive and debilitating peripheral neuropathy. Previously, Dr. Bruhn was President and Chief Executive Officer of Tiaki Therapeutics, a preclinical biotechnology company, from May 2019 until October 2023. Prior to that, Dr. Bruhn served as President and Chief Executive Officer of Proclara Biosciences, Inc, a clinical-stage biotechnology company, from April 2017 until September 2018. Prior to Proclara, Dr. Bruhn served as President and Chief Executive Officer of Promedior, Inc., a private clinical-stage biotech company developing targeted therapies to treat diseases involving fibrosis, from May 2012 until November 2015. Prior to Promedior, she spent 13 years at Shire Human Genetic Therapies (HGT), a division of Shire PLC, specializing in the development and commercialization of treatments for orphan diseases, where she held a series of positions of increasing responsibility including Senior Vice President of strategic planning and program management, and head of global regulatory affairs. She currently serves on the board of directors of Travere Therapeutics, Inc., a publicly traded commercial biotechnology company, since April 2020, Vigil Neuroscience, a publicly traded biotechnology company, since July 2022, and MindMed, publicly traded biotechnology company since August 2022. She previously served as a member of the board of directors of Aeglea BioTherapeutics, Inc, a publicly traded biotherapeutics company, from February 2017 to August 2020, Novelion Therapeutics, Inc, a publicly traded pharmaceutical company, from October 2017 to January 2020, Raptor Pharmaceuticals Corp., a publicly traded pharmaceutical company, from April 2011 until it was acquired by Horizon Pharma plc in October 2016, and Avalo Therapeutics, Inc.

(f/k/a Cerecor Inc.), a publicly traded pharmaceutical company from April 2020 to December 2021. She holds a B.S. in Chemistry from Iowa State University and a Ph.D. in Chemistry from Massachusetts Institute of Technology and completed her postdoctoral fellowship in the department of human genetics at Harvard Medical School. We believe Dr. Bruhn is qualified to serve on our board of directors based on her extensive expertise and experience in the biopharmaceutical industry, including her expertise in the development of treatments for rare diseases and diseases involving fibrosis.
Steve Krognes, M.B.A., has served as a member of our board of directors since June 2024. He was Chief Financial Officer and Treasurer of Denali Therapeutics Inc. from October 2015 until April 2022. Mr. Krognes also served as Chief Financial Officer and a member of the Executive Committee of Genentech, Inc. from April 2009 to September 2015. Mr. Krognes also oversaw Genentech’s Site Services organization between 2011 and 2015, and Genentech’s IT organization between 2009 and 2011. He chaired the Genentech Access to Care Foundation between 2009 and 2015. From January 2004 to April 2009, Mr. Krognes served as Head of Mergers & Acquisitions and a member of the Finance Executive Committee at Roche Holding AG, a Swiss biotechnology company. From July 2002 to December 2003, Mr. Krognes served as Director of M&A at Danske Bank A/S, an international bank based in Norway. Mr. Krognes has served on the boards of directors of public companies Denali Therapeutics since May 2022, Guardant Health, Inc. since July 2022 and argenx SE since February 2023. He has also served on the board of directors of ClavystBio, a privately held company based in Singapore, since September 2023. Mr. Krognes previously served on the boards of Gritstone bio from July 2018 to June 2024, Corvus Pharmaceuticals, Inc. from March 2016 to June 2021, and RLS Global AB from January 2015 to January 2023. Mr. Krognes also served as a board member of the California Life Science Association from 2010 to 2015 and California Academy of Sciences from 2014 to 2018. He received his M.B.A. from Harvard Business School and his B.S. in Economics from The Wharton School of the University of Pennsylvania. We believe Mr. Krognes is qualified to serve on our board of directors due to his extensive experience as a senior finance executive, including as Chief Financial Officer of both Genentech and Denali.

Executive Officers
The following table identifies our executive officers and sets forth their current positions at the Company and their ages as of April [ ], 2025, other than for Bernard Coulie, M.D., Ph.D., M.B.A., our President and Chief Executive Officer. Such information for Dr. Coulie is provided above under “Directors Continuing in Office.”

Name	Position Held with Pliant	Officer Since	Age
Keith Cummings, M.D., M.B.A.	Chief Financial Officer	2018	48
Éric Lefebvre, M.D.	Chief Medical Officer	2018	61
Hans Hull, J.D.	Chief Business Officer	2016	50
Mike Ouimette, J.D.	Chief Legal and Compliance Officer and Secretary	2020	52
Lily Cheung	Chief Human Resources Officer	2023	52
Keith Cummings, M.D., M.B.A., has served as our Chief Financial Officer since December 2018. Prior to joining Pliant, Dr. Cummings served as a Director in the Investment Banking Healthcare Group at Citigroup Global Markets, an investment bank, from September 2014 until December 2018. Prior to joining Citigroup, Dr. Cummings worked at Lehman Brothers and, subsequently, at Barclays Investment Bank from August 2009 to September 2014, where he served as a vice president of investment banking. He holds a B.S. in Biochemistry from North Carolina State University, an M.B.A. from Duke University’s Fuqua School of Business and an M.D. from Duke University School of Medicine.
Éric Lefebvre, M.D., has served as our Chief Medical Officer since May 2018. Prior to joining Pliant, Dr. Lefebvre served as the Vice President of Allergan plc, a global pharmaceutical company, from November 2016 until April 2018. Prior to Allergan, Dr. Lefebvre served as Chief Medical Officer of Tobira Therapeutics, Inc., a clinical-stage biopharmaceutical company, from January 2012 until November 2016. Dr. Lefebvre also led global clinical development and global medical affairs at Janssen Pharmaceuticals for 10 years prior to starting his pharmaceutical career at GlaxoSmithKline Canada. This was preceded by 15 years of providing primary care at Clinique Medicale L’Actuel in Montreal, Canada. Dr. Lefebvre previously served as a member of the board of directors of CymaBay Therapeutics, a publicly traded biopharmaceutical company, from March 2022 until its acquisition by Gilead Sciences in March 2024. He holds a B.S. in Health Sciences from Edouard-Montpetit College and an M.D. from the University of Montreal.
Hans Hull, J.D., has served as our Chief Business Officer since March 2016. Prior to joining Pliant, Mr. Hull held roles of increasing responsibility at Avalanche Biotechnologies, Inc., a biopharmaceutical company, from March 2011 until December 2015, including Vice President, Legal and Corporate Development, then Senior Vice President, Business Operations, and interim President, and Chief Executive Officer. Prior to Avalanche, from May 2008 to December 2011, he served as a legal and business development consultant for life sciences companies, including Second Genome, a biotechnology company, and Aprecia Pharmaceuticals. Mr. Hull was also the Vice President and General Manager and then Chief Executive Officer of Orthobond Corporation, a medical device startup, from March 2005 to April 2008. Mr. Hull also had an earlier career as an intellectual property attorney at Heller Ehrman LLP and a life science consultant at ZS Associates. He holds an A.B. in Chemistry from Princeton University and a J.D. from the University of California, Berkeley.
Mike Ouimette, J.D., has served as our Chief Legal and Compliance Officer and Secretary since March 2025. He previously served as our General Counsel and Corporate Secretary from October 2020 to March 2025. Prior to joining Pliant, Mr. Ouimette served at Portola Pharmaceuticals, a biopharmaceutical company developing product candidates for thrombosis and other hematologic diseases, from 2014 to 2020, leading the legal department through two product approvals and launches, most recently as its Vice President and Assistant Secretary, Legal. His prior roles include Senior Corporate Counsel and Assistant Secretary of Onyx Pharmaceuticals, and Partner at the global law firm of Pillsbury Winthrop Shaw Pittman LLP. Mr. Ouimette received his J.D. from the University of California, Los Angeles School of Law, and A.B. from the University of California, Davis.
Lily Cheung has served as our Chief Human Resources Officer since January 2023. Prior to joining Pliant, Ms. Cheung was the Vice President of Human Resources at Synthekine, a clinical-stage biotech company, from December 2021. Previously, she served as Vice President of Human Resources at Rigel Pharmaceuticals, a commercial biopharmaceutical company, from January 2020 until December 2021 and before that as Executive Director, HR Operations from May 2018 to January 2020. Prior to joining Rigel, she was with Actelion Pharmaceuticals, Inc. (now Janssen Pharmaceuticals, a Johnson & Johnson Company), where she held positions of increasing responsibilities since 2006, most recently as Senior Director Human Resources since 2015. Before Actelion, Ms. Cheung served six years at Covad Communications leading the HR Operations team. Ms. Cheung has also held positions at National Semiconductor and UnitedHealthcare. She received her B.S. in Management from San Francisco State University.

CORPORATE GOVERNANCE
Director Nomination Process
Our Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our Board, and recommending such persons to be nominated for election as directors.
The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by management, recruiters, members of the committee and our Board. The qualifications, qualities, and skills that our Nominating and Corporate Governance Committee believes must be met by a committee-recommended nominee for a position on our Board are as follows:

•The nominee must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing.
•The nominee must be highly accomplished in his or her respective field, with superior credentials and recognition.
•The nominee must be well-regarded in the community and shall have a long-term reputation for the high ethical and moral standards.
•The nominee must have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards of directors on which such nominee may serve and any leadership roles on such boards.

•To the extent such nominee serves or has previously served on other boards, the nominee must have a demonstrated history of actively contributing at board meetings.
Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates. Any such proposals must be submitted to our Corporate Secretary at the address below no later than the close of business on the 90th day nor earlier than the 120th day prior to the one-year anniversary of the date of the preceding year’s annual meeting and should include the biographical, background, and other information required by our bylaws, including beneficial ownership and other contractual interests with respect to the Company. In addition to other information and materials required by our bylaws, the proposal must include a questionnaire with respect to the background and qualifications of the nominee, and a written representation and agreement, in each case, completed by the nominee in the form required by the Company. The stockholder giving notice must request these documents in writing from the Company prior to submitting notice, and the Corporate Secretary of the Company will provide these documents to the stockholder no later than ten (10) days after receiving such request. Stockholder proposals and requests for required documentation should be addressed to Pliant Therapeutics, Inc., 331 Oyster Point Boulevard, South San Francisco, CA 94080, Attention: Corporate Secretary. In addition to the information required above, the Board may request that any stockholder giving notice and any proposed nominee furnish such additional information as may be reasonably required by the Board and to submit to interviews with the Board or any committee thereof. Assuming that all required information and materials have been provided on a timely basis in accordance with our bylaws, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the Nominating and Corporate Governance Committee. If our Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting of stockholders. See “Stockholder Proposals” for a discussion of submitting stockholder proposals.
Director Independence
In accordance with applicable listing standards of Nasdaq Stock Market LLC (“Nasdaq”), our Board has determined that all members of the Board, except Dr. Coulie, are independent directors, including for purposes of the rules of Nasdaq and the SEC. Dr. Coulie is not an independent director under these rules because he is the President and Chief Executive Officer of the Company. Our Board additionally evaluates the members of our Audit Committee and Compensation Committee under the criteria described in Rule 10A-3 and 10C-1, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Committees
Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Research and Development Committee. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates under a written charter. Each such committee reviews its respective charter at least annually. A current copy of the charter for each of our Committees is posted on the Investors & Media section of our website, https://ir.pliantrx.com.

Audit Committee	Compensation Committee	Nominating And Corporate Governance Committee	Research And Development Committee
Suzanne Bruhn, Ph.D.		Member	Member	
Darren Cline		Chairperson		
Gayle Crowell	Member		Chairperson	
John Curnutte, M.D., Ph.D.				Member
Hoyoung Huh, M.D., Ph.D. (Lead Independent Director)		Member		
Katharine Knobil, M.D.			Member	Chairperson
Steve Krognes (Financial Expert)	Chairperson			
Thomas McCourt		Member		Member
David Pyott (Financial Expert)	Member		Member	
Smital Shah (Financial Expert)	Member			

= Chairperson   = Member   = Lead Independent Director   = Financial Expert

Effective as of the date of the Annual Meeting, Ms. Shah will retire from the Board and step down as a member of the Audit Committee.

Audit Committee
Steve Krognes, M.B.A., Gayle Crowell, David Pyott, M.A., M.B.A., and Smital Shah, M.B.A. currently serve on the Audit Committee, which is chaired by Mr. Krognes. Our Board has determined that each of the members of the Audit Committee is “independent” for Audit Committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq rules, and each has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. Our Board has designated each of Mr. Krognes, Ms. Shah, and Mr. Pyott as an “audit committee financial expert,” as defined under the applicable SEC rules. Effective as of the date of the Annual Meeting, Ms. Shah will retire from the Board and step down as a member of the Audit Committee. The Audit Committee’s responsibilities include:

•appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•reviewing and discussing with management the Company's quarterly press releases regarding the Company's financial statements prior to issuance to the public;
•coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
•reviewing and discussing with management and our independent registered public accounting firm, as appropriate, the identification, assessment and management of any major financial risks and provide oversight to management regarding those risks, which may include areas of finance, information technology, including cybersecurity and related incident reporting, law, or other risks as deemed appropriate;

•establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•recommending based upon the Audit Committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;
•reviewing material related person transactions for potential conflict of interest situations and approving such transactions; and
•at least annually, review and reassess the adequacy of the Audit Committee charter and recommend to the Board any amendments or modifications to the charter that the Audit Committee deems appropriate.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee.

Compensation Committee
Darren Cline, M.B.A., Suzanne Bruhn, Ph.D., Hoyoung Huh, M.D., Ph.D., and Thomas McCourt currently serve on the Compensation Committee, which is chaired by Mr. Cline. Our Board has determined that each of the members of the Compensation Committee is “independent” for Compensation Committee purposes, as that term is defined in the rules of the SEC and the applicable Nasdaq rules. The Compensation Committee’s responsibilities include:

•establish a Company compensation philosophy and strategy that is aligned with the Company’s long-term interests and those of its stockholders;
•review on a periodic basis the operation of our executive compensation programs to determine whether they remain supportive of our business objectives;
•review the performance of our President and Chief Executive Officer and approve the compensation and any employment, severance, consulting and change in control agreements or arrangements of our President and Chief Executive Officer;

•review the performance and any employment, severance, consulting and change in control agreements or arrangements of our other executive officers and select senior management-level employees and approve the compensation of our other executive officers and select senior management-level employees;

•review and approve corporate performance goals and objectives;
•oversee and administer our compensation and similar plans;
•review and approve structures and guidelines for various incentive compensation and benefit plans;
•review and recommend to the Board the compensation of our outside directors;
•review regional and industry-wide compensation practices and trends to assess the propriety, adequacy and competitiveness of the Company's executive compensation programs;
•prepare the Compensation Committee Report and Compensation Discussion and Analysis to be included as part of our annual proxy statement or Annual Report on Form 10-K;
•review the results of any advisory stockholder votes on executive compensation and consider whether to recommend adjustments to the Company’s executive compensation policies and practices as a result of such votes;

•approve and administer our clawback and recoupment policies;
•oversee and monitor the Company’s strategies and policies related to human capital management, including with respect to policies on inclusion, workplace environment and safety, and corporate culture;

•review the Company’s executive compensation arrangements to evaluate whether incentive and other forms of compensation do not encourage inappropriate or excessive risk taking;
•review and approve the retention, termination or compensation of any consulting firm or outside advisor to assist in the evaluation of compensation matters, which advisors assist our management, the Compensation Committee and our Board (as applicable) in reviewing and setting compensation for our directors and employees; and

•at least annually, review and reassess the adequacy of the Compensation Committee charter and recommend to the Board any amendments or modifications to the charter that the Compensation Committee deems appropriate.

Nominating and Corporate Governance Committee
Gayle Crowell, Suzanne Bruhn, Ph.D., Katharine Knobil, M.D. and David Pyott, M.A., M.B.A. currently serve on the Nominating and Corporate Governance Committee, which is chaired by Ms. Crowell. Our Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined in the applicable Nasdaq rules. The Nominating and Corporate Governance Committee’s responsibilities include:

•recommend the nomination of qualified candidates to serve on the Board, including the nomination of current directors for re-election;
•establish criteria for membership of the Board and committees thereof;
•consider and assess the independence of directors and director candidates;
•review periodically the size of the Board;
•consider stockholder recommendations for director nominations and other proposals submitted by stockholders and establish procedures to facilitate stockholder communications with the Board;
•develop and maintain a set of corporate governance principles and policies;
•review, discuss and assess the performance of the Board, including committees, at least annually;
•develop and oversee an orientation program for new directors and continuing education program for all directors;
•establish and oversee procedures for the receipt, retention and treatment of non-financial legal and compliance complaints received by the Company;
•keep apprised of legislative and regulatory developments and other important corporate governance issues and trends in corporate governance practices, including proxy advisory firm policies and recommendations and ESG matters, including associated risks; and

•at least annually, review and reassess the adequacy of the Nominating and Corporate Governance Committee charter and recommend to the Board any amendments or modifications to the charter that the Committee deems appropriate.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and the President and Chief Executive Officer. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by our Board. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described above under the heading “Director Nomination Process” and later in this proxy statement under the heading “Stockholder Proposals.”
Identifying and Evaluating Director Nominees. Our board of directors is responsible for filling vacancies on our Board and for nominating candidates for election by our stockholders each year in the class of directors whose term expires at the relevant annual meeting. The Nominating and Corporate Governance Committee recommends director candidates to the Board for approval and nominations are then made by the full board of directors. Members of the Board and management are requested to take part in the process as appropriate.
The Nominating and Corporate Governance Committee may identify candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board.
Our priority in selection of board members is identification of members who will further the interests of our stockholders through consideration of a number of facts and circumstances, including among other things, the skills of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board.

Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the board of directors’ approval to fill a vacancy or as director nominees for election to the board of directors by our stockholders each year in the class of directors whose term expires at the relevant annual meeting.
Research and Development Committee
In addition to our three standing committees of the Board described above, we have also established a Research and Development Committee. Katharine Knobil, M.D., John Curnutte, M.D., Ph.D., and Thomas McCourt serve on the Research and Development Committee, which is chaired by Dr. Knobil. The purpose of the Research and Development Committee is to assist us in evaluating research and development issues and decisions and to provide to the Board and management a detailed perspective on research and development efforts. The Research and Development Committee operates in an advisory capacity and the Board has not delegated any of its decision-making authority to this Committee.
Board and Committee Meetings Attendance
The full Board met four times during 2024. During 2024, the Audit Committee met four times, the Compensation Committee met five times, and the Nominating and Corporate Governance Committee met five times.
During 2024, each member of the Board attended in person or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person was a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).
While we do not require our directors to attend our annual stockholder meetings, we encourage our directors to attend. Each member of our Board then serving was in attendance at the 2024 Annual Meeting of Stockholders, which was held virtually.
Policy on Trading, Pledging and Hedging of Company Stock
Our insider trading policy expressly prohibits our executive officers, directors and designated employees and consultants from engaging in certain prohibited transactions, including short sales, purchases or sales of derivative securities or hedging transactions, the use of our securities as collateral in a margin account, and pledging of our securities.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the Investors & Media–Corporate Governance section of our website, which is located at https://pliantrx.com. If we make any substantive amendments to, or grant any waivers from, the Code of Business Conduct and Ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Board Leadership Structure
Hoyoung Huh, M.D., Ph.D. is our Lead Director and Bernard Coulie, M.D., Ph.D., M.B.A. is our President and Chief Executive Officer, hence the roles of Lead Director or Chairman and the Chief Executive Officer and President are separated. We believe that separating these positions allows our Chief Executive Officer to focus on setting the overall strategic direction of the company, expanding the organization to deliver on our strategy and overseeing our day-to-day business, while allowing a lead director of the Board to lead the Board in its fundamental role of providing strategic advice. Our board of directors recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our lead director, particularly as the Board’s oversight responsibilities continue to grow. While our bylaws and corporate governance guidelines do not require that our lead director and chief executive officer positions be separate, our Board believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.
The Board’s Role in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property as more fully discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K. Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of the management of risks confronting the Company over the short term, intermediate term and long term. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
The role of the Board in overseeing the management of our risks is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. The full Board (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) regularly discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a Board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on substantive discussions or decisions to the full board of directors during the committee reports portion of the next board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
Cybersecurity
The Cybersecurity Governance Committee (“CSGC”), which includes our Chief Financial Officer, Chief Legal and Compliance Officer, Head of Information Technology and Corporate Controller, has been entrusted with the management of the Company’s Cybersecurity Program. The Cybersecurity Program emphasizes continuous improvement by actively engaging with internal and external stakeholders, striving to stay ahead of emerging threats, adapting to the evolving landscape, and fortifying our defense against potential risks. The Cybersecurity Program undergoes regular evaluations conducted by both internal and external experts to assess the strength of the Cybersecurity Program, the results of which are reported to the CSGC and the Audit Committee, who has been delegated oversight of the Cybersecurity Program by the Board. The Audit Committee also receives regular reports from management regarding cyber risks and threats, progress of the Company’s projects aimed at strengthening information security systems, assessment of the Company’s Cybersecurity Program, and insights into the evolving threat landscape. The Audit Committee and management provide updates about the Company’s Cybersecurity Program to the Board at least annually.
Moreover, we have deployed a mandatory information security training program for our employees that includes training on matters such as phishing and email security best practices as well as required training on data privacy.
Lastly, we have implemented processes designed to minimize the chance of a successful cyberattack and have established incidence response procedures to address a cyber threat that may occur despite these safeguards. The Company’s Cybersecurity Incident Response Plan includes engagement with key vendors, industry participants, and intelligence and law enforcement communities.
For more information on the Company's cybersecurity risk management program, please refer to Part I, Item 1C, "Cybersecurity" in our Annual Report on Form 10-K for the year ended December 31, 2024.

Communication with the Directors of Pliant
Any interested party with concerns about our Company may report such concerns to the Board or the lead director of our Board and Nominating and Corporate Governance Committee, by submitting a written communication to the attention of such director at the following address:
c/o Pliant Therapeutics, Inc.
331 Oyster Point Boulevard
South San Francisco, CA 94080
You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.
A copy of any such written communication may also be forwarded to the Company's legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with the Company’s legal counsel, with independent advisors, with non-management directors, or with the Company’s management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and applying his or her own discretion.
Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.
The Audit Committee oversees the procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. The Nominating and Corporate Governance Committee oversees the procedures for the receipt, retention, and treatment of non-financial legal and compliance complaints received by the Company and the confidential, anonymous submission by employees of concerns of this nature. The Company has also established a toll-free telephone number for the reporting of such activity, which is (855) 722-2298.
Board and Committee Evaluations
The Nominating and Corporate Governance Committee oversees the annual board and committee evaluation process. Generally, the Board and each committee conduct self-evaluations through a variety of means, such as written questionnaires or interviews completed by each director and committee member. The anonymous responses are summarized and provided to the Board and each committee at their next meetings in order to facilitate an examination and discussion by the Board and each committee of the effectiveness of the Board and committees, board and committee structure and dynamics, and areas for possible improvement. The Nominating and Corporate Governance Committee establishes the board and committee evaluation process each year. An independent third party periodically assists in the evaluation process.

DIRECTOR COMPENSATION
The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors during the fiscal year ended December 31, 2024. Dr. Coulie, who is our President and Chief Executive Officer, did not receive any additional compensation for his service as a director. The compensation received by Dr. Coulie, as our President and Chief Executive Officer, is presented in “Executive Compensation—2024 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Suzanne Bruhn, Ph.D.(2)	53,700	229,100	282,800
Gayle Crowell (3)	58,500	229,100	287,600
John Curnutte, M.D., Ph.D.(4)	47,700	229,100	276,800
Darren Cline, M.B.A.(5)	50,425	229,100	279,525
Thomas McCourt(6)	48,750	229,100	277,850
Hoyoung Huh, M.D., Ph.D.(7)	75,550	229,090	304,640
Katharine Knobil, M.D.(8)	55,000	229,100	284,100
Steve Krognes M.B.A.(9)	31,162	469,976	501,138
David Pyott, M.A., M.B.A.(10)	53,950	229,100	283,050
Smital Shah, M.B.A. (11)	52,325	229,100	281,425

(1)The amounts reported represent the aggregate grant date fair value of the stock option awards granted to the non-employee directors in the fiscal year ended December 31, 2024, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock option awards reported in this column are set forth in note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. The amounts reported in this column reflect the accounting cost for these stock option awards and may not correspond to the actual economic value that may be received by the non-employee directors upon the exercise of the stock option awards or any sale of the underlying shares of common stock.
(2)As of December 31, 2024, Dr. Bruhn held options to purchase 90,112 shares of our common stock.
(3)As of December 31, 2024, Ms. Crowell held options to purchase 94,224 shares of our common stock.
(4)As of December 31, 2024, Dr. Curnutte held options to purchase 90,118 shares of our common stock.
(5)As of December 31, 2024, Mr. Cline held options to purchase 62,764 shares of our common stock.
(6)As of December 31, 2024, Mr. McCourt held options to purchase 62,764 shares of our common stock.
(7)As of December 31, 2024, Dr. Huh held options to purchase 69,050 shares of our common stock.
(8)As of December 31, 2024, Dr. Knobil held options to purchase 70,764 shares of our common stock.
(9)Mr. Krognes joined the Board on June 13, 2024 and received his initial grant of stock options and pro-rated fees to reflect his partial-year of service. As of December 31, 2024, Mr Krognes held options to purchase 53,528 shares of our common stock.
(10)As of December 31, 2024, Mr. Pyott held options to purchase 95,623 shares of our common stock.
(11)As of December 31, 2024, Ms. Shah held options to purchase 108,531 shares of our common stock.

Non-Employee Director Compensation Policy
In 2023, our Board adopted an amended and restated non-employee director compensation policy which governed director compensation for 2024. The policy was designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the amended and restated policy, our non-employee directors were eligible to receive cash retainers (which were prorated for partial years of service) and equity awards as set forth below:

Annual Retainer for Board Membership
Annual service on the Board	$40,000
Additional retainer for annual service as non-executive chairperson or lead director of the Board	$30,000
Additional Annual Retainer for Committee Membership
Annual service as audit committee chairperson	$17,000
Annual service as member of the audit committee (other than chair)	$8,500
Annual service as compensation committee chairperson	$12,000
Annual service as member of the compensation committee (other than chair)	$6,000
Annual service as nominating and corporate governance committee chairperson	$10,000
Annual service as member of the nominating and corporate governance committee (other than chair)	$5,000
Annual service as research and development committee chairperson	$10,000
Annual service as member of the research and development committee (other than chair)	$5,000
In addition, our policy provided that, upon initial election or appointment to our Board, each new non-employee director would receive an initial, one-time grant of a non-statutory stock option to purchase shares of the Company’s Common Stock with a grant date value of $500,000, based on the average closing market price calculated over a trailing 30-day period (the “Director Initial Grant”) with an exercise price per share equal to the closing price of a share of the Company’s Common Stock on the date of grant. The Director Initial Grant would vest in substantially equal monthly installments over three years beginning on the grant date. On the date of the Company’s Annual Meeting of Stockholders, each non-employee director who continued as a member of the Board following such Annual Meeting of Stockholders would receive an annual grant of a non-statutory stock option to purchase shares of the Company’s Common Stock with a grant date value of $250,000, based on the average closing market price calculated over a trailing 30-day period (the “Director Annual Grant”) on the date of such Annual Meeting of Stockholders with an exercise price per share equal to the closing price of a share of the Company’s Common Stock on the date of grant. The Director Annual Grant would vest in equal quarterly installments over one year and would vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next Annual Meeting of Stockholders. The Director Initial Grant and Director Annual Grant were subject to full acceleration of vesting upon the sale of our company and would cease vesting if the director resigned from our Board or otherwise ceased to serve as a director, unless the Board determined that the circumstances warranted continuation of vesting.
The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director in a calendar year period would not exceed $1,000,000 in the first calendar year such individual became a non-employee director and $750,000 in any other calendar year (with the value of equity compensation based on the grant date fair value thereof).
We would reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our Board or any committee thereof.

PROPOSAL NO. 2 – TO APPROVE, BY NON-BINDING ADVISORY VOTE, THE RESOLUTION APPROVING NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with Section 14A of the Exchange Act, we are requesting stockholder approval, on a non-binding advisory basis, of the compensation of our named executive officers during 2024, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” vote, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program. In accordance with the preference of our stockholders expressed at our “say-on-frequency” vote conducted at our 2022 Annual Meeting of Stockholders, this vote is held on an annual basis. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.
As discussed in further under the heading “Compensation Discussion and Analysis” in this proxy statement, the goals of our executive compensation program are to attract, engage, and retain executive officers who share our vision and are deeply connected to our mission. Our overall compensation philosophy is market-based and is designed to enable our executive officers to share with our stockholders in the Company’s long-term success. We strive to incentivize these executive officers to achieve our short-term and long-term business objectives in order to increase stockholder value over the long-term. Our program combines competitive fixed and variable cash compensation as well as time-vested equity award opportunities in the forms and proportions that we believe will motivate our executive officers to increase stockholder value over the long-term. Our compensation program is guided by the following principles:
1. A significant portion of total target compensation should be allocated to incentive-based compensation opportunities;
2. Incentive plan objectives should contribute to increased stockholder value; and
3. A significant portion of total compensation should be in the form of variable compensation.
The Compensation Committee conducts an annual competitive compensation study to guide decisions regarding total and individual compensation components and values. For details on our executive compensation program, we urge you to carefully read the Compensation Discussion and Analysis section of this proxy statement, the 2024 Summary Compensation Table, as well as the other related tables and disclosure.
Accordingly, we are asking our stockholders to approve the following resolution at the Annual Meeting:
RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s proxy statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis section, the 2024 Summary Compensation Table and the other related tables and disclosure.
Although this advisory vote is non-binding, our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of this say-on-pay vote when making future compensation decisions for our executive officers.
The board of directors recommends voting “FOR” Proposal No. 2 to approve, by non-binding advisory vote, the resolution approving named executive officer compensation.

EXECUTIVE COMPENSATION
This section describes the compensation program for our Named Executive Officers. In particular, this section focuses on our 2024 executive compensation program and related decisions.
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of our executive compensation program for 2024 and our executive compensation philosophies and objectives.
Our named executive officers consist of our President and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers serving in such roles as of December 31, 2024 (collectively, the “Named Executive Officers”). For 2024, our Named Executive Officers were:

Name	Position
Bernard Coulie, M.D., Ph.D., M.B.A.	President, Chief Executive Officer and Director
Keith Cummings, M.D., M.B.A.	Chief Financial Officer
Éric Lefebvre, M.D.	Chief Medical Officer
Hans Hull, J.D.	Chief Business Officer
Mike Ouimette, J.D.	Chief Legal and Compliance Officer and Secretary
Executive Summary
2024 was another year of strong execution for the Company as we achieved several key clinical milestones and maintained our focus on advancing our portfolio of clinical and preclinical programs. Our key accomplishments during the year included:
•The Company announced positive bexotegrast data from the following clinical trials:
•Twelve-week data from INTEGRIS-PSC, a multinational, randomized, double-blind, placebo-controlled Phase 2a clinical trial of bexotegrast at doses of 320 mg in patients with primary sclerosing cholangitis (PSC) and suspected moderate to severe liver fibrosis.
•Twenty-four week data from INTEGRIS-PSC, a multinational, randomized, double-blind, placebo-controlled Phase 2a clinical trial of bexotegrast at a once daily dose of 320 mg in patients with PSC and suspected moderate to severe liver fibrosis.
•Twelve-week data from a Phase 2a collagen positron emission tomography (PET) imaging clinical trial of bexotegrast in patients with idiopathic pulmonary fibrosis (IPF).
•The Company announced the accelerated development plan of bexotegrast with the implementation of BEACON-IPF, as a pivotal, adaptive Phase 2b/3 trial in patients with IPF. BEACON-IPF is a 52-week, multinational, randomized, dose-ranging, double-blind, placebo-controlled Phase 2b trial evaluating doses of 160 mg or 320 mg of bexotegrast or placebo.
•The Company announced an amendment to its May 2022 $100 million loan facility with Oxford Finance LLC, upsizing the facility to a total size of up to $150 million of non-dilutive capital.
•The Company significantly strengthened its leadership with the appointment of Steve Krognes to the Board and the appointment of senior leaders for medical affairs and clinical development to the senior management team.
•The Company received regulatory clearance from Australia's Research Ethics Committee (HREC) for the conduct of a Phase 1 open-label trial of PLN-101325, a monoclonal antibody designed to act as an allosteric agonist of integrin α7β1. PLN-101325 is being developed as a potential treatment for muscular dystrophies, including Duchenne muscular dystrophy (DMD).

Consideration of Prior Say-on-Pay Results
The Compensation Committee of the Board (the "Committee"), which is responsible for overseeing the Company's executive compensation program, considers as part of its annual compensation review process whether the Company's executive compensation program is aligned with the interest of its stockholders. The Company provides stockholders with an annual opportunity for an advisory (non-binding) vote on our executive compensation program (a "Say-on-Pay" vote). In 2024, the Committee's review considered, among other things, the Say-on-Pay vote in connection with the 2024 Annual Meeting of Stockholders, which received support from approximately 45.3% of the votes cast. The 2024 Say-on-Pay vote outcome was well below the Say-on-Pay support we received from our stockholders since we provided our stockholders with our first Say-on-Pay vote in 2022, with a 2022 Say-on-Pay vote result of 99.6% of the votes cast in favor and a 2023 Say-on-Pay vote result of 97.2% of the votes cast in favor.
Following the 2024 Annual Meeting of Stockholders, the Company initiated in an extensive outreach program to better understand the views of our stockholders on our executive compensation program and practices. As part of this outreach program, we reached out to stockholders representing approximately 62% of our total outstanding shares, with stockholders representing approximately 43% of our total shares outstanding accepting our invitation to share feedback. Some investors we contacted either did not respond or confirmed that a discussion was not needed at that time. The Chair of the Committee, Darren Cline, attended 67% of the meetings the Company held with stockholders. We also engaged with one of the leading proxy advisory firms, Institutional Shareholder Services, to discuss our stockholder engagement efforts and changes made to our executive compensation program in response to stockholder feedback. We believe these percentages demonstrate our commitment to stockholder outreach and feedback.
The conversations with stockholders focused on our executive compensation program in general, key corporate governance related matters, and disclosures. While investors generally expressed support for the general structure of our executive compensation program, the table below outlines specific feedback on certain of the topics discussed following the 2024 Say-on-Pay vote and the actions we have taken to address this feedback:

Compensation Factor	Feedback and Analysis	Company Response
Equity Award Sizing	Some stockholders expressed concern regarding the sizing of the 2023 annual equity grants and a perceived pay for performance disconnect based on the Company's total shareholder return ("TSR") for the year.

	The 2023 annual equity grants were made in normal course by the Committee on January 25, 2023, with the grants sized based on the recommendation of Aon, the Committee's independent compensation consultant at the time, based on market data. The targeted value of the 2023 equity awards were based, in part, on the Company's 30-day average stock price of $15.15 per share. However, on January 23, 2023, the Company announced positive data from its 24-week Phase 2a IPF trial, resulting in the stock price appreciating to $34.65 on the grant date, which led to a grant date fair market value under accounting rules that was high relative to prior years. During the course of the year, the share price trended down to below $20.00 by year end, resulting in a grant date fair value that was based on the stock price as of the grant date disconnected from the Company's TSR for the year.	While the Committee intends to continue its historical practice of using the 30-day average stock price to size the grants, in recognition of the potential impact of the stock price on the grant date fair value, the Committee adopted a policy on equity grant timing to, among, other things, require the equity grant size and/or vehicle mix to be re-assessed and refreshed if the Company's 30-day average stock price preceding the grant date is trending +/- 20% from the 30-day average stock price used to size the grants. This policy is described in more detail in the section entitled "Policies and Practices Related to the Grant of Equity Awards" section of this Proxy Statement.

Equity Award Sizing	Some stockholders expressed concern regarding setting equity compensation awards in relation to the 50th to 75th percentiles of the competitive market.	Enhanced disclosure has been included to clarify how the Committee utilizes competitive data, including clarification regarding the goal of aligning around the 50th percentile, with adjustments from that competitive positioning based on Company performance, peer compensation levels, experience and impact of individual executives, and individual performance.

The CD&A also clarifies the Company's practice that, when compensation is delivered in excess of the 50th percentile, the Committee seeks to deliver such compensation in the form of long-term incentives to align the executive officer's interests with stockholders through the risks and rewards of equity ownership and to further support the execution of the Company's long-term strategy.
Cash Incentive Disclosure	More clarity is preferred around the performance goals, including sub-goals and individual components, of the annual cash incentive award program.	Enhanced disclosure throughout the CD&A, including expanded disclosure regarding the performance goals under the annual cash incentive award program.
Alignment Between Management and Stockholders' Interest	Stockholders generally acknowledged that performance-based restricted stock units ("PSUs") may not be an appropriate equity vehicle at this time, but wanted to better understand how the Committee determined the mix of equity awards and its process with respect to equity compensation.	Enhanced disclosure throughout the CD&A, including expanded disclosure regarding how the Committee utilizes competitive data and approaches equity compensation.

Specifically, the CD&A includes disclosure regarding how the Committee evaluates each type of equity award, and its determination that stock options, and to a lesser extent, RSUs have a performance-based component, because as a pre-commercial biotech company, the performance of the Company's stock is expected to generally track with the achievement of key business objectives.

The Committee will continue to assess the Company's equity mix over time and, as our business evolves, to align with market best practices for our industry and support our business priorities and talent retention objectives.
In addition to the above changes, since its IPO, the Board and the Company have engaged in an ongoing review of the Company's executive compensation program and have continued to make refinements to reflect the Company's maturation as a public company, including:
•In January 2023, the Company hired Lily Cheung, a highly experienced public company biotech Chief Human Resources Officer;
•Since 2023, the Board has appointed three new directors with late stage and commercial strategy experience (Darren Cline, Thomas McCourt, and Steve Krognes);
•In July 2023, the Committee retained Pearl Meyer, an independent compensation and leadership consulting firm, to succeed Aon as its external compensation consultant; and
•In June 2024, the Board appointed a new Chair of the Committee (Darren Cline) and added the Company's Lead Independent Director (Hoyoung Huh) to the Committee.

With these changes and enhancements, the Committee believes that the structure of our executive compensation program is currently performance-oriented, transparent, and aligned with the interests of our stockholders.
Executive Compensation Philosophy
The Committee believes that the Company’s executive compensation program should reward actions and behaviors that build a foundation for the long-term performance of the Company, while also rewarding achievement of short-term performance goals informed by the Company’s strategy. The goals of our executive compensation program are to attract, engage, and retain executive officers who share our vision and are deeply connected to our mission. Our overall compensation philosophy is to provide market-based compensation, as described further below, with a significant portion of compensation delivered in the form of long-term incentives to align the interests of our executive officers with our stockholders. We strive to incentivize our executive officers to achieve our short-term and long-term business objectives in order to increase stockholder value over the long-term. Our 2024 executive compensation program combines competitive fixed and variable compensation elements in the forms and proportions that we believe will motivate our executive officers to increase stockholder value over the long-term. Our compensation program is guided by the following principles:
1. A significant portion of total target compensation should be allocated to incentive-based compensation opportunities;
2. Incentive plan objectives should contribute to increased stockholder value; and
3. A significant portion of total compensation should be in the form of variable compensation.
Based on our compensation philosophy, our performance-driven annual compensation program for 2024 consists of three principal pay elements as outlined in the table below:

2024 Pay Elements
	Base Salary	Annual Cash Incentive Awards	Equity Awards
Who Receives	All Named Executive Officers
When Granted	Annually
Form of Delivery	Cash		Stock options	Restricted stock units ("RSUs")
Type of Performance	Short term emphasis		Long-term emphasis	Long-term emphasis
Performance/Vesting Period	N/A	1 year	4 year time-vesting	3 year time-vesting
How Payout Determined	Committee determination, considering performance, peer compensation levels, experience, and impact of individual executives	Based on established corporate objectives, as well as individual performance 2024 performance measures are described below	Based upon stock price appreciation between grant and exercise	Based upon stock price at vesting

Key Compensation Policies and Practices
We are committed to having strong governance standards with respect to our executive compensation program, policies, and practices. Consistent with this focus, we maintain the following policies and practices that we believe demonstrate our commitment to executive compensation best practices.

What We Do:
✔
Pay-for-performance. A significant portion of the Named Executive Officers’ compensation is delivered in the form of variable compensation that is connected to our performance or stock price through annual cash incentive awards, stock options, and RSU grants. For 2024, variable compensation comprised the largest component of the targeted annual direct compensation for our Named Executive Officers.

✔
Linkage between quantitative performance measures and operating objectives. Performance measures for annual incentive compensation are linked to operating objectives informed by our business strategy and designed to support long-term stockholder value creation.

✔
“Double trigger” in the event of a change-in-control. For all of our Named Executive Officers, in the event of a change-in-control, equity awards will accelerate upon a “double trigger” – meaning that both a change-in-control and qualifying termination of employment must occur for automatic acceleration.

✔	Independent compensation consultant. The Committee retains its own compensation consultant to review the Company’s executive compensation program and practices.
✔
Annual risk assessment. Based on our annual risk assessment, we have concluded that our compensation program does not present a risk that is reasonably likely to have a material adverse effect on the Company.

✔
Annual peer group review. The Committee, with the assistance of its independent compensation consultant, annually reviews the composition of the peer group used to evaluate and assess the Company’s executive compensation program and makes adjustments to the composition of the group as it deems appropriate.

✔
Clawback policy. In 2023, the Committee amended and restated the Company’s compensation clawback policy to conform with the SEC Clawback Rules (Rule 10D-1), allowing the Company to recover incentive compensation paid to certain officers (including the Named Executive Officers) in the event of certain financial statement restatements.

What We Don't Do:
✘	No change-in-control tax gross-ups.
✘	No material perquisites.
✘	The Company does not maintain excessive severance benefits.
✘	The Company does not time equity grants to coincide with the release of material non-public information.
✘	The Company does not allow directors and employees (including all Named Executive Officers) to hedge or pledge their Company securities.
Compensation Setting and Comparison to Relevant Peer Group
The Committee believes that compensation decisions are complex and require a deliberate review of Company performance, peer compensation levels, experience and impact of individual executives, and individual performance. When evaluating total target compensation, the Committee generally considers the 50th percentile to be market competitive. In addition, when delivering compensation in excess of the 50th percentile of the market data, the Committee has generally elected to deliver such increases in the form of long-term incentives to align with the executive officer's interests with stockholders through the risks and rewards of equity ownership and to further support the execution of the Company's long-term strategy. Although the Committee considers the 50th percentile to be market competitive, the Committee may, however, determine that it is appropriate for total target compensation or any particular element of compensation to exceed or fall below the 50th percentile of the market data for an executive officer. The factors that might influence the amount of compensation awarded include market competition for a particular position, the strategic importance of the position, requirements of the position relative to benchmark norms, retention considerations, an individual's performance, possession of a unique skill or knowledge set, proven leadership capabilities, and internal pay equity.
To obtain a broad view of competitive practices, the Committee reviews market data for peer group companies. The Committee believes that our executive compensation peer group should reflect the markets in which the Company competes for business, executive talent and capital and selects companies based on the following peer selection criteria to inform 2024 compensation decisions:
•Industry: Public U.S. Pre-Commercial Biopharma Organizations
•Company Profile: Predominantly in Phase 2 and Phase 3 Clinical Trials
•Market Capitalization: $350 million to $3.5 billion
•Number of employees: up to 250
•Companies located in biotech talent hubs
In selecting companies for our peer group, the Committee considers recommendations from Pearl Meyer. The Committee approved the peer group of companies set forth below to evaluate 2024 executive compensation decisions. For 2024, as a result of continuing market volatility in the biotech industry, Pearl Meyer recommended, and our Committee approved, a number of changes to the peer group that was used to evaluate 2023 compensation, which included the following: (i) the removal of ALX Oncology, Gossamer Bio, Kezar Life Sciences and NGM Biopharmaceuticals due to market capitalization falling below selection criteria; (ii) the removal of Imago Biosciences and Prometheus Biosciences due to acquisition; and (iii) the addition of 4D Molecular Therapeutics, Arcturus Therapeutics, IDEAYA Biosciences, Keros Therapeutics, and Kymera Therapeutics due to comparability in terms of market capitalization, company profile and/or geographic considerations.

1. 4D Molecular Therapeutics
2. Akero Therapeutics
3. Arcturus Therapeutics
4. Crinetics Pharmaceuticals
5. Day One Biopharmaceuticals
6. Erasca
7. IDEAYA Biosciences
8. Inhibrx
9. Iovance Biotherapeutics
10. KalVista Pharmaceuticals
11. Keros Therapeutics
12. Kura Oncology
13. Kymera Therapeutics
14. Morphic
15. Protagonist Therapeutics
16. RAPT Therapeutics
17. Replimune Group
18. Rocket Pharmaceuticals
19. Scholar Rock
20. Tarsus Pharmaceuticals
21. Ventyx Biosciences
22. Viridian Therapeutics
Compensation of Named Executive Officers
Base Salary
Base salaries are benchmarked against our peer group and intended to provide a level of compensation sufficient to attract and retain an effective management team in the highly competitive biotechnology talent market, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our Named Executive Officers are designed to reflect each executive officer’s scope of responsibility and accountability with us and are adjusted annually after reviewing market data and individual performance.
The table below sets forth the 2023 and 2024 base salary level for each of our Named Executive Officers:

Named Executive Officer	2023 Annual Base Salary ($)	2024 Annual Base Salary ($)
Bernard Coulie, M.D., Ph.D., M.B.A.	610,300	640,815
Keith Cummings, M.D., M.B.A.	452,800	484,496
Éric Lefebvre, M.D.	500,300	520,312
Hans Hull, J.D.	427,300	444,392
Mike Ouimette, J.D.	425,900	442,936
Annual Cash Incentives
During 2024, we provided our senior leadership team with annual cash incentive compensation through our cash bonus plan. Cash incentives hold executives accountable, rewards the executives based on actual business results, and helps create a “pay for performance” culture. Our cash bonus plan provides cash incentive award opportunities for the achievement of performance goals established by the Committee at the beginning of the fiscal year. Payouts to participants vary based on performance as compared to the target performance goals recommended by the Committee and considered and approved by the Board, with such modifications as the Board determines to be appropriate. The Committee also retains discretion to adjust payouts for any factors it deems appropriate. Based on the competitive market data as well as Dr. Coulie's individual performance, the Committee approved an increase in Dr. Coulie's target opportunity for 2024, as a percentage of base salary, from 55% to 60%. For 2024, the target bonus opportunities for our other Named Executive Officers under the cash bonus plan were unchanged from 2023, at 40%.
The Committee undertakes a rigorous review and analysis to establish performance goals under the cash bonus plan, with the performance goals linked to our operating strategy and key measures of the Company’s success in executing against its strategic operating plan. For 2024, the Committee established performance goals relating to program-related metrics (weighted 55% of the bonus pool for clinical, program and regulatory metrics), research-related metrics (weighted 15% of the bonus pool), and financial and operational metrics (weighted 30% of the bonus pool for financial, operational and workforce metrics), as set forth in the table below. In addition, the 2024 program included operational stretch goals which were not achieved by the Company which provided the opportunity to add an additional 20% to the bonus pool in the aggregate. The goals were designed to be challenging, but achievable with the coordinated, cross-functional focus and effort by the executive team.

Goals	Weighting	Result
Program Goals
•Bexotegrast clinical and regulatory goals •PLN-101095 program goals	55%	55%
Research
•Proofs of concept for specific early-stage research projects	15%	15%
Finance and Operational Metrics
•Operate within a maximum variance of budgeted expenditure •Maintain a 3-year business plan •Talent development and engagement goals	30%	30%
Based on the Company’s performance, the Committee approved a 100% bonus pool funding with respect to the 2024 cash bonus plan, with the ability to differentiate payouts on an individual basis based on qualitative assessment of individual performance.
The Committee believes that it is important to tie a portion of the annual cash incentives to pre-established individual objectives to allow the Committee to evaluate and recognize each Named Executive Officer's individual performance in his area of responsibility and contributions to the overall performance of the Company. Accordingly, for 2024, the annual cash incentives for the Named Executive Officers other than our President and Chief Executive Officer also included an individual performance component. Given his role in leading the Company, the Committee determined the annual cash incentive for our President and Chief Executive Officer for 2024 should be based exclusively on corporate performance. The individual objectives vary by participant with performance across all objectives being evaluated qualitatively in the aggregate. Our President and Chief Executive Officer annually evaluates the performance of each Named Executive Officer against his pre-established objectives and makes recommendations to the Committee regarding the individual performance component under the annual cash incentive program based on such evaluation.
The 2024 individual objectives applicable to the Named Executive Officers other than our President and Chief Executive Officer were aligned with our strategic operating plan and tailored to their functional areas of responsibility and generally fell within the performance categories of financial, strategic, program, clinical, operational, and organizational goals and included, in some cases, a number of sub-goals within each category. The individual objectives are intended to be challenging, but achievable. For 2024, each participant's performance against such objectives was determined holistically based on a retrospective consideration of each individual's performance. Based on performance, the Committee approved individual performance achievement modifiers ranging from 100% to 110% for the Named Executive Officers.
The table below sets forth the target bonus opportunities for each of the Named Executive Officers (each expressed as a percentage of base salary and in dollars), as well as the actual bonus payment amount:

Named Executive Officer	Target Bonus (%)	Target Bonus ($)	Actual Payment ($)
Bernard Coulie, M.D., Ph.D., M.B.A.	60	384,489	384,489
Keith Cummings, M.D., M.B.A.	40	193,798	213,178
Éric Lefebvre, M.D.	40	208,125	228,937
Hans Hull, J.D.	40	177,757	195,532
Mike Ouimette, J.D.	40	177,174	177,174
Equity Incentive Program
To further align the interests of our executive officers with the interests of our stockholders and to further focus our executive officers on our long-term performance, a significant percentage of the target annual compensation delivered to our Named Executive Officers is in the form of equity-based compensation. For 2024, the Company's long-term incentive program was delivered entirely at-risk as the value of the awards fluctuate based on our stock price performance, with 50% of the annual long-term incentive awards delivered in the form of performance-based equity through stock options. Stock options have value to an award recipient only if our stock price appreciates. RSUs are included as a component in our program to support the Company's compensation philosophy of providing market-competitive compensation in order to attract and retain highly motivated executive officers with a performance- and service-driven mindset, while still delivering at-risk compensation tied to the Company's stock price performance. In determining the mix of the 2024 long-term incentive program, the Committee considered whether PSUs should be included as an element in the

Company's executive compensation program. After considering the market practices in our peer group, of which only one of the twenty-two peer companies utilized PSUs as a form of award, as well as input from the Committee's independent consultant and the stage of development of the Company, the Committee determined that PSU awards are not the preferable form of award at this time. The Committee determined that stock options, and to a lesser extent, RSUs have a performance-based component, because as a pre-commercial biotech company, the performance of the Company's stock is expected to generally track with the achievement of key business objectives. The Committee will continue to assess the Company's equity mix over time and, as our business evolves, to align with market best practices for our industry and support our business priorities and talent retention objectives.
The 2024 equity grants were determined based on individual performance, input of the Committee's independent compensation consultant, and the Committee's review of the public company market data described above. In addition to these factors, the Committee also considers burn rate and dilution of the Company's outstanding shares when making equity grants. Based on input from the Committee's independent compensation consultant as well as the grant practices at our peers, in 2024, the Committee awarded the following stock option and RSU grants to the Named Executive Officers, with the stock options vesting in 48 monthly installments and the RSUs vesting annually over a three year period, both subject to the recipient’s continued service through each vesting date:

Named Executive Officer	Stock Options (#)	RSU (#)
Bernard Coulie, M.D., Ph.D., M.BA.	256,300	128,150
Keith Cummings, M.D., M.B.A.	110,500	55,250
Éric Lefebvre, M.D.	85,800	42,900
Hans Hull, J.D.	63,000	31,500
Mike Ouimette, J.D.	63,000	31,500

Incentive Program PSUs
In July 2022, the Committee approved Incentive Program PSUs outside of the annual grant cycle in order to support the retention of key talent through the achievement of key clinical milestones for the Company. Under this incentive program, each of the Named Executive Officers received PSUs with vesting tied to clinical and relative total shareholder return goals, with performance measured through the second quarter of 2024. The vesting of 50% of the Incentive Program PSUs was tied to the achievement of three operational performance goals relating to IPF, with the operational goals satisfied in 2023. Vesting of the remaining 50% of the Incentive Program PSUs was tied to the Company's total shareholder return relative to the Nasdaq Biotechnology Index measured through the second quarter of 2024, as follows:

Performance Level	Company TSR v. Nasdaq Biotechnology Index Comparator Group	Percentage of Award Vested*
Below Threshold	Below the 25th percentile	—%
Threshold	25th percentile	50%
Target	50th percentile	100%
Maximum	75th percentile and above	200%

* The vesting was determined using straight-line interpolation between performance levels. In the event the Company's absolute total shareholder return was negative during the performance period, the Compensation Committee retained discretion to reduce the vesting percentage to no greater than target, as determined by the Compensation Committee to be appropriate.
Based on the Company's TSR performance of -41.09% through June 30, 2024, the Committee certified that the Company's performance was at the 27.5th percentile of the Nasdaq Biotechnology Index, resulting in an achievement level of 55% of the remaining 50% of the Incentive Program PSUs.
Severance Arrangements
The Company generally executes an offer of employment before an executive joins the Company. This offer describes the basic terms of the executive’s employment, including his or her start date, starting salary, annual incentive target, initial equity grants and, in some cases, severance entitlements. In addition, we maintain an Executive Severance Plan (the “Severance Plan”), in which our Named Executive Officers, and certain other executives, participate. The benefits provided in the Severance Plan replaced any severance for which our Named Executive Officers may be eligible under their existing offer letters or other agreements or arrangements, except to the extent such offer letters or other agreements, or arrangements provide for greater benefits.

The Severance Plan helps accomplish the Company’s compensation philosophy of attracting and retaining exemplary talent as it was designed to be aligned with competitive market practices. In addition, the Severance Plan reduces the need to negotiate individual severance arrangements with departing executives and protects our executives from termination for circumstances not of their doing. The Committee also believes the Severance Plan promotes management independence and helps retain, stabilize, and focus the executive officers in the event of a change-in-control.
Please see the “Executive Compensation—Employment, Severance and Change in Control Agreements” section of this Proxy Statement for further information regarding the Severance Plan, including the treatment of awards upon qualifying termination events or a change-in-control.
Other Benefits
Our Named Executive Officers participate in our corporate-wide benefit programs. Our Named Executive Officers are offered benefits that generally are commensurate with the benefits provided to all of our full-time employees, which includes participation in our qualified defined contribution plan. We do not provide perquisites, other than an annual home travel reimbursement, including associated tax reimbursement to Dr. Coulie which was provided as part of his initial employment agreement and relocation in 2015 (amounts reflected in the “All Other Compensation” column in the 2024 Summary Compensation Table below).
Clawback Policy
The Company maintains a clawback policy, which applies to individuals designated by the Board as executive officers for purposes of Section 16 of the Exchange Act. Our policy generally provides that, in the event that (i) an incentive compensation payment or award (or the vesting of such award) was based upon the achievement of financial results that were subsequently the subject of a restatement to correct an accounting error due to material noncompliance with any financial reporting requirement under the federal securities laws and (ii) a lower incentive compensation payment or award would have been made to such officer (or lesser or no vesting would have occurred with respect to such award) based upon the restated financial results, then we will recover the excess cash or equity-based incentive compensation received by such officer during the three fiscal years preceding the date on which we were required to prepare the restatement. Our policy is separate from and in addition to requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to our Chief Executive Officer and Chief Financial Officer. This policy was amended and restated by the Committee to reflect the final Nasdaq listing rules adopted to implement the compensation recovery requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Policy on Trading, Pledging and Hedging of Company Stock
Our insider trading policy expressly prohibits our executive officers, directors and designated employees and consultants from engaging in certain prohibited transactions, including short sales, purchases or sales of derivative securities or hedging transactions, the use of our securities as collateral in a margin account, and pledging of our securities.
How We Make Executive Compensation Decisions
Role of the Board, Committee and our Executive Officers
The Committee determines the compensation of our Chief Executive Officer and each of our other executive officers and reports its decisions to the Board. In setting the compensation of our Chief Executive Officer, the Committee assesses and takes into account the Chief Executive Officer’s individual performance. In setting the compensation of our other executive officers, the Committee takes into account the Chief Executive Officer’s review of each executive officer’s performance and his recommendations with respect to their compensation. The Committee’s responsibilities regarding executive compensation are further described in the “Corporate Governance” section of this proxy statement.
Guidance from Independent Compensation Consultant
Our Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. Pearl Meyer provided services related to the review of the 2024 compensation adjustments including a review of peer group compensation data, awards under our equity incentive program, the setting of performance goals in our annual incentive plan, an analysis of the relationship between the Company's pay and performance relative to peers, trends and tax and regulatory developments with respect to executive compensation, our compensation peer group, and our non-employee director compensation program. Pearl Meyer is retained by and reports to the Compensation Committee and, at the request of the Committee, participates in Committee meetings. Based on consideration of the various factors set forth in applicable Nasdaq and SEC rules, the Committee does not believe that its relationship with Pearl Meyer or the firm's work on behalf of the Committee has raised any conflicts of interests.

Compensation Committee Report
Our Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Respectfully submitted by the Compensation Committee of the Board of Directors.
Darren Cline, M.B.A., Chairperson
Suzanne Bruhn, Ph.D.
Hoyoung Huh, M.D., Ph.D.
Thomas McCourt

2024 Summary Compensation Table
The following table shows for the fiscal year ended December 31, 2024, 2023 and 2022 compensation awarded to or paid to or earned by our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Bernard Coulie, M.D., Ph.D., M.B.A. President, Chief Executive Officer and Director	2024	640,815	2,234,936	3,301,144	384,489	53,320	6,614,704
	2023	610,300	5,069,295	5,099,736	335,665	51,003	11,165,999
	2022	586,800	6,424,000	3,444,100	440,000	32,815	10,927,715
Keith Cummings, M.D., M.B.A. Chief Financial Officer	2024	484,496	963,560	1,423,240	213,178	15,400	3,099,874
	2023	452,800	1,871,100	1,883,664	217,344	14,000	4,438,908
	2022	427,200	1,810,400	970,610	222,144	13,000	3,443,354
Éric Lefebvre, M.D. Chief Medical Officer	2024	520,312	748,176	1,105,104	228,937	13,089	2,615,618
	2023	500,300	1,975,050	1,977,600	220,131	13,980	4,687,061
	2022	481,100	2,044,000	1,095,850	269,416	12,971	3,903,337
Hans Hull, J.D. Chief Business Officer	2024	444,392	549,360	811,440	195,532	14,600	2,015,324
	2023	427,300	1,871,100	1,883,664	170,920	4,293	4,357,277
	2022	407,000	1,642,517	880,594	211,640	13,000	3,154,751
Mike Ouimette, J.D. Chief Legal and Compliance Officer and Secretary	2024	442,936	549,360	811,440	177,174	13,350	1,994,260
	2023	425,900	1,351,350	1,359,600	170,360	9,768	3,316,978
	2022	398,000	1,270,206	680,993	191,040	2,009	2,542,248
(1)     For 2024, the amounts shown represent the aggregate grant date fair value of the RSUs granted under the 2020 Stock Option and Incentive Plan (the “2020 Plan”) to each of the Named Executive Officers, computed in accordance with FASB ASC Topic 718 based on the closing stock price on the date of grant. The amounts reported in this column reflect the accounting cost for these RSU awards and may not correspond to the actual economic value that may be received by our Named Executive Officers upon the vesting of the RSU awards or any sale of the underlying shares of common stock.
(2) Reflects the aggregate grant date fair value of the stock option awards, computed in accordance with the FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the 2024 stock option awards reported in this column are set forth in note 11 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2024. The amounts reported in this column reflect the accounting cost for these stock option awards and may not correspond to the actual economic value that may be received by our Named Executive Officers upon the exercise of the stock option awards or any sale of the underlying shares of common stock.
(3)     For 2024, represents cash amounts earned by our Named Executive Officers under our annual cash incentive program, based on the Company’s achievement of certain corporate performance goals and, in the case of the Named Executive Officers other than Dr. Coulie, the Named Executive Officers’ individual performance.
(4)     The amount reported for each Named Executive Officer represents the matching contributions made by the Company under its 401(k) plan during the year, and in the case of Dr. Coulie, the amount reported also includes personal travel reimbursements and related tax gross-ups of $20,000 and $18,720, respectively, paid by the Company pursuant to his employment agreement.

Grants of Plan-Based Awards for Fiscal Year 2024
The following table shows for the fiscal year ended December 31, 2024 certain information regarding grants of plan-based awards to the Named Executive Officers:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Number of Shares of Stock Units (#)(2)	Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Target ($)	Maximum ($)
Bernard Coulie, M.D., Ph.D., M.B.A.
2024 Annual Cash Incentive	—	384,489	576,734	—	—	—	—
Stock Options	1/23/2024	—	—	—	256,300	17.44	3,301,144
RSUs	1/23/2024	—	—	128,150	—	—	2,234,936
Keith Cummings, M.D., M.B.A.
2024 Annual Cash Incentive	—	193,798	290,697	—	—	—	—
Stock Options	1/23/2024	—	—	—	110,500	17.44	1,423,240
RSUs	1/23/2024	—	—	55,250	—	—	963,560
Éric Lefebvre, M.D.
2024 Annual Cash Incentive	—	208,125	312,188	—	—	—	—
Stock Options	1/23/2024	—	—	—	85,800	17.44	1,105,104
RSUs	1/23/2024	—	—	42,900	—	—	748,176
Hans Hull, J.D.
2024 Annual Cash Incentive	—	177,757	266,636	—	—	—	—
Stock Options	1/23/2024	—	—	—	63,000	17.44	811,440
RSUs	1/23/2024	—	—	31,500	—	—	549,360
Mike Ouimette, J.D.
2024 Annual Cash Incentive	—	177,174	265,761	—	—	—	—
Stock Options	1/23/2024	—	—	—	63,000	17.44	811,440
RSUs	1/23/2024	—	—	31,500	—	—	549,360
(1) The amounts shown for the 2024 Annual Cash Incentives reflect estimated payouts for the fiscal year ended December 31, 2024 under the Company’s annual cash incentive program based on achievement of performance goals established by the Compensation Committee at the beginning of the fiscal year. Please see “Compensation Discussion & Analysis - Compensation of Named Executive Officers – Annual Cash Incentives” for further information regarding the 2024 annual cash incentives. There are no set thresholds (or equivalent items) with respect to payouts under the 2024 annual cash incentives. Maximum amounts represent the maximum payout level for the 2024 annual cash incentives, assuming all of the performance goals are achieved.
(2) The amounts shown represent the RSUs granted under the 2020 Plan to each of the Named Executive Officers. The shares subject to these RSUs vest in three equal annual installments beginning January 16, 2024, subject to the Named Executive Officer's continuous service on each such date. Please see "Compensation Discussion & Analysis - Compensation of Named Executive Officers - Equity Incentive Program" for further information regarding these awards.
(3)     The amounts shown represent stock options granted under the 2020 Plan to each of the Named Executive Officers. The shares subject to these stock options vest in 1/48 installments on each monthly anniversary of January 1, 2024, subject to the Named Executive Officer’s continuous service on each such date. Please see “Compensation Discussion & Analysis - Compensation of Named Executive Officers – Equity Incentive Program” for further information regarding these awards.
(4)     Reflects the aggregate grant date fair value of the stock option and RSU awards, computed in accordance with the FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock option awards reported in this column are set forth in note 11 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2024. The amounts reported for the RSUs are calculated based on the closing stock price as of the date of grant. The amounts reported in this column reflect the accounting cost for these stock option and RSU awards and may not correspond to the actual economic value that may be received by our Named Executive Officers upon the exercise of the stock option awards, the vesting of RSUs, or any sale of the underlying shares of common stock.

2024 Outstanding Equity Awards at Fiscal Year-End
The following table shows for the fiscal year ended December 31, 2024, certain information regarding outstanding equity awards at fiscal year-end for the Named Executive Officers.

		Option Awards(1)				Stock Awards(1)
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Bernard Coulie, M.D., Ph.D, M.B.A.	1/24/2019	146,841	—	2.08	1/24/2029	—	—
	3/31/2020	327,262	—	6.22	3/31/2030	—	—
	1/1/2021	244,791	5,209	26.50	1/23/2031	—	—
	1/1/2022	320,833	119,167	11.86	1/26/2032	—	—
	1/1/2023	98,852	107,448	34.65	1/25/2033	—	—
	1/16/2023	—	—	—	—	97,533	1,284,510
	1/1/2024	58,735	197,565	17.44	1/23/2034	—	—
	1/16/2024	—	—	—	—	128,150	1,687,736
Keith Cummings, M.D., M.B.A.	12/1/2018	76,047	—	2.08	1/24/2029	—	—
	3/31/2020	18,198	—	6.22	3/31/2030	—	—
	1/1/2021	72,703	1,547	26.50	1/23/2031	—	—
	1/1/2022	90,416	33,584	11.86	1/26/2032	—	—
	1/1/2023	36,512	39,688	34.65	1/25/2033	—	—
	1/16/2023	—	—	—	—	36,000	474,120
	1/1/2024	25,322	85,178	17.44	1/23/2034	—	—
	1/16/2024	—	—	—	—	55,250	727,643
Eric Lefebvre, M.D.	1/24/2019	62,937	—	2.08	1/24/2029	—	—
	3/31/2020	57,646	—	6.22	3/31/2030	—	—
	1/1/2021	71,723	1,527	26.50	1/23/2031	—	—
	1/1/2022	102,083	37,917	11.86	1/26/2032	—	—
	1/1/2023	38,333	41,667	34.65	1/25/2033	—	—
	1/16/2023	—	—	—	—	38,000	500,460
	1/1/2024	19,662	66,138	17.44	1/23/2034	—	—
	1/16/2024	—	—	—	—	42,900	564,993
Hans Hull, J.D	12/1/2018	31,367	—	2.08	3/31/2028	—	—
	1/24/2019	12,979	—	2.08	1/24/2029	—	—
	3/31/2020	70,352	—	6.22	3/31/2030	—	—
	1/1/2021	60,953	1,297	26.50	1/23/2031	—	—
	1/1/2022	82,031	30,469	11.86	1/26/2032	—	—
	1/1/2023	36,512	39,688	34.65	1/25/2033	—	—
	1/16/2023	—	—	—	—	36,000	474,120
	1/1/2024	14,437	48,563	17.44	1/23/2034	—	—
	1/16/2024	—	—	—	—	31,500	414,855
Mike Ouimette, J.D.	10/1/2020	98,240	—	24.32	10/9/2030	—	—
	1/1/2021	15,196	324	26.50	1/23/2031	—	—
	1/1/2022	53,437	23,563	11.86	1/26/2032	—	—
	1/1/2023	26,354	28,646	34.65	1/25/2033	—	—
	1/16/2023	—	—	—	—	26,000	342,420
	1/1/2024	14,437	48,563	17.44	1/23/2034	—	—
	1/16/2024	—	—	—	—	31,500	414,855

(1)     Each equity award is subject to the terms of our 2015 Equity Incentive Plan (the “2015 Plan”) or the 2020 Plan, as applicable, and certain acceleration of vesting provisions under the Executive Severance Plan (as well as the acceleration of vesting provisions described below).
(2) 1/48th of the shares vest and become exercisable on each monthly anniversary of the vesting commencement date while the Named Executive Officer is providing continuous service to the Company through each vesting date.
(3) The amounts shown represent the RSUs granted under the 2020 Plan that are scheduled to vest in three equal annual installments from the vesting commencement date, subject to the Named Executive Officer's continuous service on each such date.
(4) Based on the closing price of a share of our common stock on December 31, 2024, which was $13.17.

2024 Option Exercises And Stock Vested
The following table shows for the fiscal year ended December 31, 2024, certain information regarding option exercises and stock vested during the last fiscal year with respect to the Named Executive Officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Bernard Coulie, M.D., Ph.D., M.B.A.	—	—	124,392	1,693,687
Keith Cummings, M.D., M.B.A.	21,000	234,570	39,313	552,276
Éric Lefebvre, M.D.	—	—	43,063	600,246
Hans Hull, J.D.	—	—	37,337	530,460
Mike Ouimette, J.D.	—	—	27,954	394,022
Employment, Severance and Change of Control Agreements
Executive Severance Plan
In 2020, our Board adopted an Executive Severance Plan (the “Severance Plan”), in which our Named Executive Officers and certain other executives, participate. The Severance Plan provides that upon a termination by us for any reason other than for “cause,” as defined in the Severance Plan, death or “disability,” as defined in the Severance Plan, outside of the change in control period (i.e., the period of one year after a “change in control,” as defined in the Severance Plan), an eligible participant will be entitled to receive, subject to the execution and delivery of an effective release of claims in favor of the Company and continued compliance with all applicable restrictive covenants, (i) 12 months of “base salary” (i.e., the higher of the annual base salary in effect immediately prior to the date of termination or the annual base salary in effect for the year immediately prior to the year in which the date of termination occurs) for our Chief Executive Officer and nine months of base salary for the other Named Executive Officers, (ii) an amount equal to the Named Executive Officer’s target annual bonus in effect immediately prior to the date of termination, pro-rated for the number of days employed during the year of termination, and (iii) an amount equal to the monthly employer contribution, based on the premiums as of the date of termination, that we would have made to provide health insurance for the Named Executive Officer if he had remained employed by us for up to 12 months for our Chief Executive Officer and nine months for our other Named Executive Officers. The payments under (i), (ii) and (iii) will be paid in substantially equal installments in accordance with our payroll practice over 12 months for our Chief Executive Officer and nine months for our other Named Executive Officers.
The Severance Plan also provides that upon a (A) termination by us other than for cause, death or disability or (B) resignation for “good reason,” as defined in the Severance Plan, in each case within the change in control period, an eligible participant will be entitled to receive, in lieu of the payments and benefits above and subject to the execution and delivery of an effective release of claims in favor of the Company and continued compliance with all applicable restrictive covenants, (I) a lump sum amount equal to 150% of the base salary and 150% of the target annual bonus in effect immediately prior to the date of termination (or immediately prior to the change in control, if higher) for our Chief Executive Officer and 100% of the base salary and 100% of the target annual bonus in effect immediately prior to the date of termination (or immediately prior to the change in control, if higher) for our other Named Executive Officers, (II) a lump sum amount equal to the monthly employer contribution, based on the premiums as of the date of termination, that we would have made to provide health insurance for the participant if the applicable Named Executive Officer had remained employed by us for 18 months for our Chief Executive Officer and 12 months for our other Named Executive Officers and (III) for all outstanding and unvested equity awards of the Company that are subject to time-based vesting held by the participant, full accelerated vesting of such awards; provided, that the performance conditions applicable to any outstanding and unvested equity awards subject to performance-based vesting will be deemed satisfied at the target level specified in the terms of the applicable award agreement.
The payments and benefits provided under the Severance Plan may subject an eligible participant, including the Named Executive Officers, to an excise tax under Section 4999 of the Internal Revenue Code (the "Code"). If the payment or benefits payable in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the participant.
2024 Potential Payments Upon Change in Control and Termination Table
COC Qualifying Termination
The following table provides information on severance benefits that would have become payable under the Severance Plan if the Named Executive Officers were subject to a COC Qualifying Termination on December 31, 2024.

	Voluntary Termination for Good Reason or Involuntary Termination Without Cause within 12 or 18 months After a Change of Control
Name and Principal Position	Salary and Bonus ($)(1)	Health Care Benefits ($)(2)	Equity Acceleration ($)(3)	Total ($)(4)
Bernard Coulie, M.D., Ph.D., M.B.A.	1,537,956	23,357	3,128,354	4,689,667
Keith Cummings, M.D., M.B.A.	678,294	32,797	1,245,758	1,956,849
Éric Lefebvre, M.D.	728,437	32,872	1,115,124	1,876,433
Hans Hull, J.D.	622,149	28,900	928,889	1,579,938
Mike Ouimette, J.D.	620,110	28,900	788,143	1,437,153
(1)     Represents a lump sum amount equal to 150% of the base salary and 150% of the target annual bonus in effect immediately prior to the date of termination (or immediately prior to the change in control, if higher) for the Chief Executive Officer and 100% of the base salary and 100% of the target annual bonus in effect immediately prior to the date of termination (or immediately prior to the change in control, if higher) for the other Named Executive Officers.
(2)     Represents a lump sum amount equal to the monthly employer contribution, based on the premiums as of the date of termination, that would have been made to provide health insurance for the participant if they had remained employed by the Company for 18 months for the Chief Executive Officer and 12 months for the other Named Executive Officers.
(3)     Represents the (a) spread value of the outstanding unvested options with accelerated vesting benefits that were in the money on December 31, 2024, calculated based on the closing price of our common stock of $13.17 on December 31, 2024, the last trading day of fiscal 2024, over the exercise price of such unvested options subject to vesting acceleration; plus (b) the value of common stock received from accelerated vesting of RSUs.
(4)     The payments and benefits provided under the Severance Plan may subject an eligible participant, including the Named Executive Officers, to an excise tax under Section 4999 of the Code. If the payment or benefits payable in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the participant. The amounts reported in this table do not reflect the application of any reduction in payments or benefits.

Non-COC Qualifying Termination
The following table provides information on severance benefits that would have become payable under the existing Executive Severance Plan if the continuing Named Executive Officers were subject to a Non-COC Qualifying Termination on December 31, 2024.

	Voluntary Termination for Good Reason or Involuntary Termination Without Cause
Name and Principal Position	Salary and Bonus ($)(1)	Health Care Benefits ($)(2)	Total
Bernard Coulie, M.D., Ph.D., M.B.A.	1,025,304	15,571	1,040,875
Keith Cummings, M.D., M.B.A.	557,170	24,598	581,768
Éric Lefebvre, M.D.	598,359	24,654	623,013
Hans Hull, J.D.	511,051	21,675	532,726
Mike Ouimette, J.D.	509,376	21,675	531,051
(1)    Represents (i) the lump sum cash severance benefit equal to 12 months of base salary for the President and Chief Executive Officer and nine months of base salary for the other Named Executive Officers, and (ii) the amount equal to the Named Executive Officer’s target annual bonus in effect immediately prior to the date of termination, pro-rated for the number of days employed during the year of termination.
(2)     Represents the amount equal to the monthly employer contribution, based on the premiums as of the date of termination, that would have been made to provide health insurance for the Named Executive Officer if he had remained employed for up to 12 months for the President and Chief Executive Officer and nine months for the other Named Executive Officers.
Compensation Risk Assessment
We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. Our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.
Equity Compensation Plan Information
The following table provides information as of December 31, 2024 regarding shares of common stock that may be issued under our equity compensation plans, consisting of our 2020 Plan, 2015 Plan, 2020 Employee Stock Purchase Plan and 2022 Inducement Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in The First Column)
Equity compensation plans approved by security holders(1)	8,693,438	$17.46	5,506,974
Equity compensation plans not approved by security holders(2)	540,000	13.82	1,460,000
Total	9,233,438	$17.23	6,966,974
(1)As of December 31, 2024, there were 4,212,229 shares available for grant under the 2020 Plan, no shares available for grant under the 2015 Plan, and 1,294,745 shares available for issuance under the ESPP.
(2)As of December 31, 2024, there were 1,460,000 shares available for grant under the 2022 Inducement Plan.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Bernard Coulie, M.D., Ph.D., M.B.A., our Chief Executive Officer. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies. Given the leverage of our executive compensation program towards performance-based elements, we expect that our pay ratio disclosure will fluctuate year-to-year based on the Company’s performance against the pre-established performance goals.
Ratio
For fiscal 2024,
•The annual total compensation of our median employee was $301,141. We calculated the annual total compensation for 2024 using the same methodology that is used to calculate Dr. Coulie's annual total compensation in the 2024 Summary Compensation Table.
•Dr. Coulie’s annual total compensation, as reported in the Total column of the 2024 Summary Compensation Table, was $6,614,704.
•Based on this information, the ratio of the annual total compensation of Dr. Coulie to the median employee is estimated to be 22 to 1.
We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
Identification of Median Employee
We selected December 31, 2024 as the date on which to determine our median employee. For purposes of identifying the median employee from our 2024 employee population, we considered the base salary of all employees other than Dr. Coulie, as compiled from payroll records. We selected base salary as they represent the principal forms of compensation delivered to all of our employees and is readily available. In addition, we measured compensation for purposes of determining the median employee using the 12-month period ending December 31, 2024.

PAY VERSUS PERFORMANCE
Pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the Pay Versus Performance Table (set forth below) is required to include “Compensation Actually Paid,” as calculated per SEC disclosure rules, to the Company’s principal executive officer (“PEO”) and the Company’s non-PEO Named Executive Officers, as noted below. “Compensation Actually Paid” represents a required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, the Named Executive Officer’s realized or earned compensation, as well as from the way in which the Compensation Committee views annual compensation decisions, as discussed in the Compensation Discussion and Analysis. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our Named Executive Officers, including with respect to our equity awards which remain subject to forfeiture if the vesting conditions are not satisfied.

Fiscal Year(1)	Summary Compensation Table Total for PEO ($)(2)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Value of initial fixed $100 investment based on:(4)		Net Loss ($ million)	Company selected measure($)(6)
					Total shareholder return ($)	Peer group total share-holder return ($)(5)
2024	6,614,704	530,461	2,431,269	649,835	$57.97	$90.58	210.3	—
2023	11,165,999	5,182,668	4,200,056	2,135,482	$79.71	$91.84	161.3	—
2022	10,927,715	18,413,413	3,260,923	5,132,310	$85.08	$88.53	123.3	—
2021	5,221,353	780,772	1,462,511	443,729	$59.42	$99.37	97.3	—
(1)Dr. Coulie served as the Company’s PEO for the entirety of 2024, 2023, 2022, and 2021 and the Company’s other Named Executive Officers for the applicable years were as follows:
–2024, 2023, and 2022: Keith Cummings; Eric Lefebvre; Hans Hull; and Mike Ouimette.
–2021: Keith Cummings; Eric Lefebvre; Hans Hull; Mike Ouimette; and our former Chief Human Resources Officer.
As the Company qualified as a smaller reporting company in 2022, Pay Versus Performance disclosure has been provided for 2024, 2023, 2022, and 2021 in accordance with SEC disclosure rules.
(2)Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Dr. Coulie and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Named Executive Officers reported for the applicable year other than Dr. Coulie.
(3)To calculate “Compensation Actually Paid,” adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Dr. Coulie and for the average of the other Named Executive Officers is set forth following the footnotes to this table.
(4)Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2020 in our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.
(5)The TSR Peer Group consists of the Nasdaq Biotechnology Index, an index that includes companies in the biotechnology industry and which is the same industry index disclosed in our Annual Report on Form 10-K.
(6)At this time, given that we are a research and development company without revenue, we do not use any specific company-selected financial measures for purposes of determining “Compensation Actually Paid.” As is the case with many companies in the biotechnology industry, our annual incentive objectives are generally tied to the Company’s clinical, program and regulatory metrics rather than financial goals. In addition, the 2024 equity awards were structured as time-based awards and were not tied to the achievement of underlying performance goals. Accordingly, we do not have a financial metric in our executive compensation program that would constitute the Company Selected Measure, as contemplated under the SEC Pay Versus Performance disclosure rules, particularly as the pay versus performance table includes our TSR performance which is linked to the value of the equity awards held by our Named Executive Officers.

Compensation Actually Paid Adjustments

	PEO
Fiscal Year	2021	2022	2023	2024
Summary Compensation Table Total (a)	$5,221,353	$10,927,715	$11,165,999	$6,614,704
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year (b)	(4,301,775)	(9,868,100)	(10,169,031)	(5,536,080)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year (c)	1,409,305	13,645,339	4,330,409	3,379,359
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years (d)	(2,917,409)	1,293,212	(2,075,000)	(1,524,677)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year (e)	981,378	2,287,794	647,979	557,771
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year (f)	387,920	127,453	1,282,312	(2,960,616)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year (g)	—	—	—	—
Compensation Actually Paid	$780,772	$18,413,413	$5,182,668	$530,461

	Other NEOs(h)
Fiscal Year	2021	2022	2023	2024
Summary Compensation Table Total (a)	$1,462,511	$3,260,923	$4,200,056	$2,431,269
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year (b)	(921,509)	(2,598,793)	(3,543,282)	(1,740,420)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year (c)	253,982	3,593,528	1,509,042	1,062,399
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years (d)	(473,474)	266,709	(545,517)	(479,955)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year (e)	207,207	602,492	225,673	175,347
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year (f)	28,739	7,451	289,510	(798,805)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year (g)	(113,727)	—	—	—
Compensation Actually Paid	$443,729	$5,132,310	$2,135,482	$649,835
(a)Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the other Named Executive Officers, amounts shown represent averages.
(b)Represents the grant date fair value of the stock option and stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(c)Represents the fair value as of the indicated fiscal year-end of the outstanding and unvested option awards and stock awards granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(d)Represents the change in fair value during the indicated fiscal year of each option award and stock award that was granted in a prior fiscal year and that remained outstanding and unvested as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(e)Represents the fair value at vesting of the option awards and stock awards that were granted and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(f)Represents the change in fair value, measured from the prior fiscal year-end to the vesting date, of each option award and stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(g)Represents the fair value as of the last day of the prior fiscal year of the option award and stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(h)See footnote 1 above for the Named Executive Officers included in the average for each year.

Relationship Between Pay and Performance

We believe the “Compensation Actually Paid” in each of the years reported above and over the three-year cumulative period are reflective of the Compensation Committee’s emphasis on “pay-for-performance” as the “Compensation Actually Paid” fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against our performance goals under our annual cash incentive program. As is the case with many pre-commercial companies in the biotechnology industry, the Company’s incentive objectives are predominantly tied to the Company’s strategies and operational goals rather than financial goals. Accordingly, the Company’s compensation program is not meaningfully influenced by financial metrics, such as net loss and the Company does not have a company selected measure.

Performance Measures Used to Link Company Performance and Compensation Actually Paid to the Named Executive Officers
As noted above, as is the case with many companies in the biotechnology industry, the Company relies less on financial performance goals as compared to non-financial strategic and operational goals. Below is a list of performance measures, which in the Company’s assessment represent the most important performance measures used by the Company to link compensation actually paid to the Named Executive Officers for 2024.
•Share Price
•Relative TSR (component of Incentive Program PSUs)
•Clinical goals
•Regulatory and Program Goals

POLICIES AND PRACTICES RELATED TO THE GRANT OF EQUITY AWARDS
    Grants of equity awards are generally determined and approved at our pre-scheduled Compensation Committee meetings, with the grant date of annual awards typically occurring at the beginning of the year. However, the Compensation Committee may otherwise approve the grant of equity awards in advance of its next scheduled meeting in connection with a new hire, promotion, and other circumstances where the Compensation Committee deems it appropriate to make such grants. Because the Compensation Committee's regular meeting schedule is determined in the prior fiscal year, the proximity of any awards to other significant corporate events is coincidental. The 2024 annual equity grants were approved at the regularly scheduled meeting of the Compensation Committee held January 23, 2024, for each of the Named Executive Officers.
We have not timed the release of material news for the purposes of affecting the value of stock options or the vesting of stock awards, and we have no plan to do so. Further, in September 2024, the Compensation Committee adopted the following equity awards grant timing policy intended to comply with SEC regulations:
•Equity grants will not be made within four (4) business days prior to a known material news announcement or one
(1) business day following a material news announcement; and
•For annual grants or off-cycle grants, equity grant size and/or vehicle mix will be re-assessed and refreshed if the 30-
day average stock price preceding the grant date is trending +/- 20% from the 30-day average stock price used to size the grants.
During 2024, no stock option grants were made to any of our Named Executive Officers during any period beginning four business days before the filing or furnishing of a periodic report or current report and ending one business day after the filing or furnishing of any such report with the SEC.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Except for the compensation arrangements, including employment, termination of employment and change in control arrangements, with our directors and executive officers, including those discussed in the sections entitled “Executive Compensation” and “Director Compensation,” there have been no transactions since January 1, 2024 in which:
•we have been or are to be a participant;
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.
Indemnification Agreements
We have entered into new agreements to indemnify our directors, executive officers, and other officers as determined from time to time by our Board or our Compensation Committee. These agreements and our amended and restated bylaws, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in certain actions or proceeding, including any action, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our Board to the maximum extent allowed under Delaware law. We are also required by these agreements to indemnify these individuals for certain expenses (including attorney’s fees) in certain action or proceeding by or in our right.
Policies for Approval of Related Party Transactions
Our Board has adopted and approved a written Related Person Transaction Policy. The policy sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is any transaction in which we are a participant and a related person has a direct or indirect material interest. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director, director nominee, or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members.
Under the policy, we will provide our Audit Committee with all material information regarding such related person transaction. Our Audit Committee will review the material facts of all related person transactions, taking into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to us than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. To facilitate identification of related person transactions, we will compile a list of all related persons and related person affiliates, and updated the list at least annually, based on questionnaires completed by our directors and officers. Each of our directors, officers and director nominees shall also be responsible for promptly notifying us of any change in the identity of relevant related party affiliates.
In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
In considering related person transactions, our Audit Committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:
•the size of the transaction and the amount payable to a related person;
•the nature of the interest of the related person in the transaction;
•whether the transaction may involve a conflict of interest;
•whether the transaction was undertaken in the ordinary course of business of the Company;
•whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties; and
•any other information regarding the related person transaction or related person that would be material to investors in light of the circumstances of the transaction.
The policy requires that, in determining whether to approve, ratify, or reject a related person transaction, our Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board, determines in the good faith exercise of its discretion. Some of the indemnification agreements described above were entered into prior to the adoption of the written policy, but all were approved by our Board considering similar factors to those described above.
PRINCIPAL STOCKHOLDERS
The following table presents information concerning the beneficial ownership of the shares of our common stock as of March 31, 2025 by:
•each person we know to be the beneficial owner of 5% or more of our outstanding shares of our capital stock;
•each of our directors and director nominees;
•each of our named executive officers; and
•all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, a person is deemed to be a beneficial owner of our common stock if that person has a right to acquire ownership within 60 days by the exercise of options. A person is also deemed to be a beneficial owner of our common stock if that person has or shares voting power, which includes the power to vote or direct the voting of our common stock, or investment power, which includes the power to dispose of or to direct the disposition of such capital stock. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.
Percentage of beneficial ownership in the table below is based on 61,386,278 shares of common stock deemed to be outstanding as of March 31, 2025. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2025 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address of each individual listed below is c/o Pliant Therapeutics, Inc., 331 Oyster Point Boulevard, South San Francisco, California 94080.

Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% or Greater Stockholders:

Tang Capital Management LLC (1)	5,859,044	9.54%
Deep Track Capital, LP (2)	5,750,000	9.37%
T. Rowe Price Associates Inc.(3)	4,834,813	7.88%
BlackRock, Inc. (4)	4,801,517	7.82%
Vanguard Group (5)	3,065,869	4.99%
Paradigm Biocapital Advisors LP (6)	3,059,411	4.98%

Named Executive Officers and Directors:
Bernard Coulie, M.D., Ph.D., M.B.A.(7)	2,029,261	3.31%
Keith Cummings, M.D., M.B.A.(8)	570,327	*
Éric Lefebvre, M.D.(9)	540,347	*
Hans Hull, J.D.(10)	547,188	*
Mike Ouimette, J.D.(11)	271,720	*
Lily Cheung (12)	100,612	*
Hoyoung Huh, M.D., Ph.D.(13)	162,118	*
Suzanne Bruhn, Ph.D.(14)	118,502	*
Darren Cline, M.B.A. (15)	49,961	*
Gayle Crowell (16)	87,533	*
John Curnutte, M.D., Ph.D.(17)	112,705	*
Katharine Knobil, M.D. (18)	60,739	*
Thomas McCourt (19)	49,961	*
Steve Krognes, M.B.A. (20)	16,355	*
David Pyott, M.A., M.B.A. (21)	88,932	*
Smital Shah, M.B.A. (22)	101,840	*
All executive officers and directors as a group (16 persons)	4,908,101	8.00%

*Represents beneficial ownership of less than one percent.

(1)Based solely on the Schedule 13D filed with the SEC on March 10, 2025 by Tang Capital Management, LLC (“TCM”) and Kevin Tang, each reporting shared voting and dispositive power with respect to 5,859,044 shares of common stock; Tang Capital Partners, LP (“TCP”) reporting shared voting and dispositive power with respect to 3,295,127 shares of common stock with TCM and Mr. Tang; and Tang Capital Partners International, LP (“TCPI”) reporting shared voting and dispositive power with respect to 2,563,917 shares of common stock with TCM and Mr. Tang. The address of the principal business office of TCM, TCP, TCPI and Mr. Tang is 4747 Executive Drive, Suite 210, San Diego, CA 92121.
(2)Based solely on the Schedule 13G/A filed with the SEC on February 14, 2024 by Deep Track Capital, LP (“Deep Track”), Deep Track Biotechnology Master Fund, Ltd. and David Kroin, each reporting shared voting and dispositive power with respect to 5,750,000 shares of common stock. The address of the principal business office of Deep Track and Mr. Kroin is 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830. The address of the principal business office of Deep Track Biotechnology Master Fund, Ltd. is c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, KY1-9001, Cayman Islands.
(3)Based solely on the Schedule 13G filed with the SEC on November 14, 2024 by T. Rowe Price Associates, Inc. ("Price Associates"), which reported sole voting and dispositive power for 4,834,813 shares of common stock. The address for Price Associates is 100 E. Pratt Street, Baltimore, MD 21202.
(4)Based solely on the Schedule 13G filed with the SEC on January 25, 2024 by BlackRock, Inc.("BlackRock"), which reported sole voting and dispositive power for 4,801,517 shares of common stock. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.

(5)Based solely on the Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group ("Vangaurd"), which reported sole voting and sole and shared dispositive power for 3,065,869 shares of common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(6)Based solely on the Schedule 13G filed with the SEC on October 4, 2024 by Paradigm BioCapital Advisors LP (“Advisor”), Paradigm BioCapital Advisors GP LLC (“Advisor GP”), Senai Asefaw, M.D., each reporting sole voting and dispositive power for 3,059,411 of common stock, and Paradigm BioCapital International Fund Ltd. (“Fund”), reporting sole voting and dispositive power for 2,626,551 of common stock. The principal address for Advisor, Advisor GP, Dr. Asefaw and Fund is 767 Third Avenue, 17th Floor, New York, NY 10017.
(7)Consists of (a) 409,317 shares of common stock held by Coulie/Leyman Family Trust, (b) 296,318 shares of common stock held by Dr. Coulie and (c) 1,323,626 shares of common stock underlying options held by Dr. Coulie exercisable within 60 days of March 31, 2025.
(8)Consists of (a) 207,775 shares of common stock held by Dr. Cummings and (b) 362,552 shares of common stock underlying options held by Dr. Cummings exercisable within 60 days of March 31, 2025.
(9)Consists of (a) 146,974 shares of common stock held by Dr. Lefebvre and (b) 393,373 shares of common stock underlying options held by Dr. Lefebvre exercisable within 60 days of March 31, 2025.
(10)Consists of (a) 31,791 shares of common stock held by The Sloger Hull Family Trust, of which Mr. Hull and his spouse are the trustees, (b) 172,558 shares of common stock held by Mr. Hull and (c) 342,839 shares of common stock underlying options held by Mr. Hull exercisable within 60 days of March 31, 2025.
(11)Consists of (a) 36,544 shares of common stock held by Mr. Ouimette and (b) 235,176 shares of common stock underlying options held by Mr. Ouimette exercisable within 60 days of March 31, 2025.
(12)Consists of (a) 7,217 shares of common stock held by Ms. Cheung and (b) 93,395 shares of common stock underlying options held by Ms. Cheung exercisable within 60 days of March 31, 2025.
(13)Consists of (a) 99,759 shares of common stock held by Dr. Huh and (b) 62,359 shares of common stock underlying options held by Dr. Huh exercisable within 60 days of March 31, 2025.
(14)Consists of (a) 35,081 shares of common stock held by Dr. Bruhn and (b) 83,421 shares of common stock underlying options held by Dr. Bruhn exercisable within 60 days of March 31, 2025.
(15)Consists of 49,961 shares of common stock underlying options held by Mr. Cline exercisable within 60 days of March 31, 2025.
(16)Consists of 87,533 shares of common stock underlying options held by Ms. Crowell exercisable within 60 days of March 31, 2025.
(17)Consists of (a) 29,278 shares of common stock held by Dr. Curnutte and (b) 83,427 shares of common stock underlying options held by Dr. Curnutte exercisable within 60 days of March 31, 2025.
(18)Consists of 60,739 shares of common stock underlying options held by Dr. Knobil exercisable within 60 days of March 31,2025.
(19)Consists of 49,961 shares of common stock underlying options held by Mr. McCourt exercisable within 60 days of March 31, 2025.
(20)Consists of 16,355 shares of common stock underlying options held by Mr. Krognes exercisable within 60 days of March 31, 2025.
(21)Consists of 88,932 shares of common stock underlying options held by Mr. Pyott exercisable within 60 days of March 31, 2025.
(22)Consists of 101,840 shares of common stock underlying options held by Ms. Shah exercisable within 60 days of March 31, 2025.

DELINQUENT SECTION 16(a) REPORTS
Under U.S. securities laws, directors, certain officers and persons holding more than 10% of our common stock must report their initial ownership of our common stock and any changes in their ownership to the SEC. To our knowledge, based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers that no other reports were required to be filed during fiscal year 2024, we believe that for fiscal year 2024, all required reports were filed on a timely basis.

PROPOSAL NO. 3 – APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE EXCULPATION OF CERTAIN OFFICERS OF THE COMPANY AS PERMITTED BY DELAWARE LAW

In 2022, the State of Delaware, which is the Company's state of incorporation, enacted legislation that enables Delaware corporations to limit the liability of certain officers in limited circumstances under Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”). After careful consideration, the Board has unanimously approved and adopted, and recommends that our stockholders approve, an amendment to our Amended and Restated Certificate of Incorporation to provide for the exculpation of certain officers of the Company pursuant to these amendments to the DGCL (the “Proposed Exculpation Amendment”).

Specifically, the amendment to the DGCL only permits, and the Proposed Exculpation Amendment would only permit, exculpation of officers, in addition to directors, for direct claims brought by stockholders involving breach of the fiduciary duty of care, including class actions, but, unlike for directors, this exculpation would not apply to breach of fiduciary duty claims brought by the Company itself or derivative claims brought by stockholders in the name of the Company. In addition, as is currently the case under our Amended and Restated Certificate of Incorporation with respect to directors, the Proposed Exculpation Amendment would not permit the exculpation of officers for claims that involve breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or the knowing violation of law, or any transaction in which the officer derived an improper personal benefit.

The Board believes it is necessary to provide protection to officers to the fullest extent permitted by law in order to attract and retain highly qualified senior leadership. The nature of the role of both directors and officers often requires them to make decisions on crucial matters in time-sensitive situations, which can create substantial risk of investigations, claims, actions, suits, or proceedings seeking to impose liability on the basis of hindsight. Without protection from certain liabilities and expenses, qualified officers may be deterred from serving as officers of the Company due to potential exposure to personal liability and the risk that substantial expense would be incurred in defending lawsuits, regardless of merit. The Board believes that limiting these concerns about personal risk would empower officers to exercise their best business judgement in furtherance of stockholder interests. Many of our peer companies have adopted exculpation clauses to limit the personal liability of officers in their charters, and we expect this trend to continue. Failing to do likewise could negatively impact the Company's ability to recruit and retain high-caliber officer candidates, which is key to achieving our business objectives and driving long-term stockholder value.

The Proposed Exculpation Amendment is not being proposed in response to any specific resignation, threat of resignation, or refusal to serve by any director or officer. Taking into account the limits on the types of claims for which officers' liability, and the benefits, the Board believes would accrue to the Company and its stockholders as outlined above, the Board unanimously recommends that stockholders vote in favor of the Proposed Exculpation Amendment. The proposed Certificate of Amendment to the Amended and Restated Certificate of Incorporation, which implements the Proposed Exculpation Amendment, is attached hereto as Appendix A.

The board of directors recommends voting “FOR” Proposal No. 3 to approve an amendment to our Amended and Restated Certificate of Incorporation to provide for the exculpation of certain officers of the Company as permitted by Delaware law.

PROPOSAL NO. 4 – RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS PLIANT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025
Pliant’s stockholders are being asked to ratify the appointment by the Audit Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2018.
The Audit Committee is solely responsible for selecting our independent registered public accounting firm for the fiscal year ending December 31, 2025. Stockholder approval is not required to appoint Deloitte & Touche LLP as our independent registered public accounting firm. However, the Board believes that submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP. If the selection of Deloitte & Touche LLP is ratified, the Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of the Company and its stockholders.
A representative of Deloitte & Touche LLP is expected to be present at the virtual Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.
The following table sets forth all fees paid or accrued by us for professional audit services and other services rendered by Deloitte & Touche LLP during the years ended December 31, 2024 and December 31, 2023.

	2024	2023
Audit fees(1)	$1,831,675	$1,596,795
Audit-related fees	—	—
Tax fees(2)	15,750	—
All other fees(3)	1,895	1,895
Total fees	$1,849,320	$1,598,690

(1) Audit fees consist of fees for professional services provided by Deloitte & Touche LLP for the audit of our annual financial statements, the review of interim consolidated financial statements and consultations on accounting matters directly related to the audit, and comfort letters, consents, and assistance with and review of documents filed with the SEC.
(2) Tax fees consist of fees for performing a Section 382 study.
(3) All other fees consist of fees paid for a subscription to Deloitte & Touche LLP’s accounting research tool.
Audit Committee Pre-approval Policy and Procedures
Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our Audit Committee, or the engagement is entered into pursuant to the pre-approval procedure described below.
From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval details the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.
During our 2024 and 2023 fiscal years, no services were provided to us by Deloitte & Touche LLP other than in accordance with the pre-approval policies and procedures described above.
The board of directors and the Audit Committee recommend voting “FOR” Proposal No. 4 to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed and discussed the audited financial statements of the Company with management of the Company. In addition, the Audit Committee has discussed with Deloitte & Touche LLP (“Deloitte”) the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received from Deloitte the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte the independence of Deloitte from the Company and its management. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2024.
Respectfully submitted by the members of the Audit Committee of the Board of Directors:
Steve Krognes, M.B.A. (chairperson)
Gayle Crowell
David Pyott, M.A., M.B.A.
Smital Shah, M.B.A.
HOUSEHOLDING
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the annual report to stockholders and proxy statement, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Pliant Therapeutics, Inc., 331 Oyster Point Boulevard, South San Francisco, CA 94080, Attention: Corporate Secretary, telephone: (650) 481-6770. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.
STOCKHOLDER PROPOSALS
A stockholder who would like to have a proposal considered for inclusion in our 2026 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than [ ]. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to Pliant Therapeutics, Inc., 331 Oyster Point Boulevard, South San Francisco, CA 94080, Attention: Corporate Secretary.
If a stockholder wishes to propose a nomination of persons for election to our Board or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our bylaws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our Corporate Secretary of the stockholder’s intention to bring such business before the meeting.
The required notice must be in writing and received by our Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For stockholder proposals to be brought before the 2026 Annual Meeting of Stockholders, the required notice must be received by our Corporate Secretary at our principal executive offices no earlier than February 5, 2026 and no later than March 7, 2026. Stockholder proposals and the required notice should be addressed to Pliant Therapeutics, Inc., 331 Oyster Point Boulevard, South San Francisco, CA 94080, Attention: Corporate Secretary. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 6, 2026 unless the Company holds its 2026 annual meeting earlier than May 6, 2026 or later than July 5, 2026 whereupon notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which the Company first publicly announces the date of the 2026 annual meeting.

OTHER MATTERS
Our Board does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

APPENDIX A

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PLIANT THERAPEUTICS, INC.

Pliant Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law” or “DGCL”), does hereby certify as follows:

1.The name of the Corporation is Pliant Therapeutics, Inc. and this corporation was originally incorporated pursuant to the General Corporation Law on June 8, 2015. The Corporation filed with the Secretary of State of the State of Delaware Amended and Restated Certificates of Incorporation on July 9, 2018, December 19, 2019, and June 5, 2020 (the “Restated Charter”).

2.Appendage of Article X, LIMITATION OF LIABILITY FOR OFFICERS

a.Article X is here by appended to the Restated Charter as follows:

“ARTICLE X
LIMITATION OF LIABILITY FOR OFFICERS

An Officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as an Officer, except for liability (a) for any breach of the Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Officer derived an improper personal benefit, or (d) in any action by or in the right of the Corporation. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Officers, then the liability of an Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article X by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as an Officer at the time of such amendment, repeal or modification.

For purposes of this Article X, “Officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as the same exists or may hereafter be amended.”

3.That the foregoing amendment was duly adopted by the Board of Directors of the Corporation in accordance with Sections 141 and 242 of the DGCL and was approved by the holders of the requisite number of shares of capital stock of the Corporation acting by written consent in accordance with Sections 228 and 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Certificate of Amendment on this [ ] of June, 2025.
PLIANT THERAPEUTICS, INC.
By: __________________________________
Name: Bernard Coulie, M.D., Ph.D., M.B.A.
Title: President and Chief Executive Officer

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V70627-P27838 For Against Abstain!! !! !! ! !! ! !! ! !! 3. To approve an amendment to our Amended and Restated Certificate of Incorporation to limit the liability of certain officers of Pliant Therapeutics, Inc. as permitted by Delaware law. 4. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Note: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. 1. To elect three class II directors named in the proxy statement to our Board of Directors: For Withhold PLIANT THERAPEUTICS, INC. The Board of Directors recommends you vote FOR the election of the Class II director nominees in Proposal No. 1 and FOR Proposal Nos. 2, 3 and 4. PRELIMINARY Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 2. To approve, by non-binding advisory vote, the resolution approving Named Executive Officer compensation. 1a. John Curnutte, M.D., Ph.D. 1b. Katharine Knobil, M.D. 1c. Thomas McCourt SCAN TO VIEW MATERIALS & VOTEw PLIANT THERAPEUTICS, INC. 331 OYSTER POINT BOULEVARD SOUTH SAN FRANCISCO, CA 94080 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 4, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PLRX2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 4, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V70628-P27838 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 5, 2025: The Proxy Statement and our 2024 Annual Report to Stockholders on Form 10-K are available for viewing, printing and downloading at www.proxyvote.com. PRELIMINARY PLIANT THERAPEUTICS, INC. Annual Meeting of Stockholders June 5, 2025 8:30 a.m. Pacific Time This proxy is solicited by the Board of Directors The undersigned stockholder(s) of PLIANT THERAPEUTICS, INC. hereby appoint(s) Mike Ouimette, Bernard Coulie, M.D., Ph.D. and Keith Cummings, M.D., or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PLIANT THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m. Pacific Time on June 5, 2025, virtually at www.virtualshareholdermeeting.com/PLRX2025, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side